UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻        Preliminary Proxy Statement

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⌧        Definitive Proxy Statement

◻        Definitive Additional Materials

◻        Soliciting Material under §240.14a-12

Magnolia Oil & Gas Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻        Fee paid previously with preliminary materials.

◻        Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 3, 2022

The Notice of Internet Availability of Proxy Materials for the 2022 Annual Meeting (the “Notice”), the proxy statement for the 2022 Annual Meeting of Stockholders of Magnolia Oil & Gas Corporation (the “Annual Meeting”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”) are available at: www.proxyvote.com.

You may vote electronically over the Internet using the instructions on the Notice, by telephone, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the Annual Meeting by following the instructions in this proxy statement. You may also attend the Annual Meeting virtually and vote on the Proposals when presented. You will need the 16-digit control number provided on your proxy card, voting instruction form, or Notice to vote at the Annual Meeting. See “Questions and Answers about the Annual Meeting” for information about voting by telephone or electronically over the Internet, how to revoke a proxy, and how to vote shares at the virtual Annual Meeting.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this report, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, and plans and objectives of management are forward-looking statements. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “continue,” the negative of such terms, and other similar expressions, although not all forward-looking statements contain such identifying words. Although Magnolia believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct.

Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to: (i) the length, scope, and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the emergence and spread of variant strains of COVID-19, the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices as well as supply and demand considerations; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its 2021 Form 10-K.

Except as otherwise required by applicable law, Magnolia assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations, to reflect events or circumstances after the date of this report, or otherwise.

Dear Stockholders of Magnolia Oil & Gas Corporation,

On behalf of the Board of Directors and employees of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”), I cordially invite you to participate in our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 3, 2022, at 8:00 a.m. Central Time, via live webcast at www.virtualshareholdermeeting.com/MGY2022. The attached Notice of 2022 Annual Meeting of Stockholders and this proxy statement will serve as your guide to the business to be conducted during the Annual Meeting.

During 2021, we continued to execute on our business model, which prioritizes activities that set us apart from our peers: disciplined capital spending, moderate production growth, high pretax margins, low levels of debt, and effective reinvestment of free cash flow. We achieved several new company financial records, including record pretax operating margins and free cash flow, and marked an important operational milestone at our Giddings program. We also made the first payment of our semi-annual dividend in the third quarter of 2021 and our second semi-annual dividend payment in the first quarter of 2022 after reporting our full-year 2021 results. Our share repurchase program and the payment of a secure, sustainable, and growing dividend are important components of Magnolia’s total stockholder return proposition.

We also remain committed to advancing our environmental, social, and governance (“ESG”) programs and performance and released our inaugural sustainability report last year. We continued to grow the Magnolia team during 2021, with focus on hiring the most qualified individuals while promoting our workforce diversity. As of December 31, 2021, 26% of our total employee population was female and 31% identified as a member of a minority group. In addition, in 2021, we formally expanded the ESG-related duties of our existing Nominating and Corporate Governance Committee. Our inaugural sustainability report highlights actions taken and results achieved in several ESG-related areas and discloses our 2020 Sustainable Accounting Standards Board (“SASB”) metrics for Oil and Gas – Exploration and Production. In 2022, we plan to make additional progress on our ESG initiatives to bolster our business model and our efforts on generating long term stock market value.

Your vote is very important to us. We encourage you to sign and return your proxy card or vote by telephone or electronically over the Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the Annual Meeting.

Thank you for being a stockholder and for the trust you have in our Company.

Sincerely,

Stephen I. Chazen
Chairman, President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

March 18, 2022

To the Stockholders of Magnolia Oil & Gas Corporation:

NOTICE IS HEREBY GIVEN that the Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” or “us”) 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, May 3, 2022, at 8:00 a.m. Central Time. The Annual Meeting will be a held in a virtual meeting format only, conducted via live webcast at www.virtualshareholdermeeting.com/MGY2022, which allows us to provide real-time communication and easy access for stockholders and to facilitate participation since stockholders can join from any location. The Annual Meeting is being held for the following purposes:

1.	To elect seven directors to serve on our Board of Directors for a one year term, commencing on the date of the Annual Meeting;
2.	To approve an advisory, non-binding resolution regarding the compensation of Magnolia’s named executive officers for 2021 (“say-on-pay vote”);
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of Magnolia’s Class A Common Stock and Class B Common Stock at the close of business on March 4, 2022 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials for the 2022 Annual Meeting (the “Notice”), this proxy statement and the form of proxy card are first being sent or made available to stockholders on or about March 18, 2022, along with instructions on accessing our 2021 Form 10-K. The Notice, which will be mailed to most of our stockholders, provides instructions on how to access and review proxy materials over the Internet and submit proxies electronically. We believe the Notice process allows us to provide our stockholders with relevant information in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. If you received the Notice and would instead prefer to receive a paper copy of the materials, you should follow the instructions for requesting such materials provided in the Notice.

It is important that your shares are represented at the Annual Meeting and voted in accordance with your wishes. Even if you plan to attend the virtual Annual Meeting, we urge you to vote in advance electronically over the Internet or by telephone or, if you receive paper proxy materials, by completing and returning the enclosed proxy card.

We appreciate the confidence you have placed in us through your investment.

By order of the Board of Directors,

Timothy D. Yang
Executive Vice President, General Counsel, Corporate
Secretary and Land

v

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”) is furnishing you this proxy statement in connection with the Company’s solicitation of proxies to be voted at our 2022 Annual Meeting of Stockholders, including any adjournment or postponement of that meeting (the “Annual Meeting”).

Details of the 2022 Annual Meeting of Stockholders

Date:	Tuesday, May 3, 2022
Time:	8:00 a.m. Central Time
Location:	Live webcast at www.virtualshareholdermeeting.com/MGY2022

The proxy materials, including this proxy statement, the proxy card and the 2021 Form 10-K, are being distributed and made available on or about March 18, 2022, to our stockholders of record as of the close of business on March 4, 2022 (the “Record Date”). The proxy statement and the 2021 Form 10-K are available online at www.magnoliaoilgas.com/investors/filings/sec-filings, and our proxy materials may also be accessed at www.proxyvote.com.

Beginning 15 minutes prior to, and during, the virtual Annual Meeting, a complete list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing by stockholders for any purpose germane to the meeting at www.virtualshareholdermeeting.com/MGY2022. In addition, information on how to obtain access to this list of stockholders will be available during the ten days preceding the Annual Meeting on our website at www.magnoliaoilgas.com/investors. Stockholders requesting access to the list will be asked to provide the 16-digit control number found on their proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials for the 2022 Annual Meeting previously mailed or made available to stockholders entitled to vote at the Annual Meeting.

Voting Matters and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the following matters:

Proposal	Board Recommendation
Election of the seven director nominees named in this proxy statement to serve on our Board for a one year term, commencing on the date of the Annual Meeting (Proposal 1)	FOR
Approval of an advisory, non-binding resolution regarding the compensation of our named executive officers for 2021 (“say-on-pay vote”) (Proposal 2)	FOR
Ratification of our independent registered public accounting firm for the 2022 fiscal year (Proposal 3)	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials or the Notice?

We sent you the proxy materials, including this proxy statement, the proxy card and our 2021 Form 10-K, or the Notice of Internet Availability of Proxy Materials for the 2022 Annual Meeting (the “Notice”), because we are holding our Annual Meeting and the Board is asking for your proxy to vote your shares of Common Stock at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote.

Certain of our stockholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them. The Notice will provide stockholders with notice of the Annual Meeting and with instructions regarding how stockholders can access and review all of the proxy materials over the Internet. The Notice also provides instructions as to how you may submit your proxy electronically over the Internet. You cannot vote by marking the Notice and returning it. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on March 4, 2022, the Record Date for determining the stockholders who are entitled to vote at the Annual Meeting. As of the Record Date, there were a total of 183,977,798 shares of Class A Common Stock and 42,839,982 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Our stockholders are entitled to one vote at the Annual Meeting for each share of Class A Common Stock or Class B Common Stock held of record as of the Record Date.

How do I attend and participate in the virtual Annual Meeting?

Our virtual Annual Meeting will be conducted on the Internet via live webcast at www.virtualshareholdermeeting.com/MGY2022. By logging into the webcast, you will be able to “attend” and listen to the meeting from any location, ask questions pertaining to the business of the Annual Meeting, and vote your shares electronically on all Proposals to be considered at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card, your voting instruction form, or the Notice previously mailed or made available to stockholders entitled to vote at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will first be required to obtain a legal proxy from your broker, bank, or other nominee to vote at the virtual Annual Meeting. Please refer to “What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?” below for additional information about obtaining a legal proxy.

The virtual Annual Meeting will begin promptly at 8:00 a.m. Central Time on Tuesday, May 3, 2022. We encourage you to log into the Annual Meeting prior to the start time. Online access and check-in will begin at 7:45 a.m. Central Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Beginning 24 hours after the end of the Annual Meeting, www.virtualshareholdermeeting.com will provide a playback of the meeting, available for one year.

What if I have questions pertaining to the business of the Annual Meeting?

Stockholders may submit questions during the Annual Meeting in accordance with the rules of conduct for the Annual Meeting. If you have a question pertaining to the business of the Annual Meeting, you may submit it by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/MGY2022, typing your question in the appropriate field, and clicking to submit it. If you hold shares through a broker, bank, or other nominee and wish to ask a question at the Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other nominee.

Each stockholder will be limited to no more than two questions. Timely-received questions pertinent to the business of the Annual Meeting will be read aloud and answered during the virtual Annual Meeting, subject to time constraints. All timely-received, appropriate questions, including any such questions that are not addressed at the meeting due to time constraints, will be posted, along with our responses, in the “Investors” section of our website as soon as practicable after the conclusion of the Annual Meeting. Questions on similar topics may be combined and answered together. We reserve the right to edit or reject questions we deem inappropriate.

What should I do if I have technical difficulties when trying to access the virtual Annual Meeting?

Technical support will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/MGY2022, beginning at 7:45 a.m. Central Time on May 3, 2022, through the conclusion of the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. For purposes of all Proposals, holders representing a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purpose of establishing a quorum. In addition, broker non-votes (described below) will be considered present for quorum purposes.

How do I vote?

If you were a holder of record of Common Stock on the Record Date, you may vote your shares electronically with respect to the Proposals at the virtual Annual Meeting, or you may vote in advance using any of the following methods:

Internet	Phone	Mail

Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.

Call 1-800-690-6903: You can use any touchtone telephone. Have your proxy card in hand when you call and follow the instructions.

If you received a printed copy of the proxy materials, you may submit your vote by completing, signing, and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Voting by using any of the methods above enables you to appoint Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, and Timothy D. Yang, our Executive Vice President, General Counsel, Corporate Secretary and Land, each as your representative at the Annual Meeting, and to authorize them to vote your shares during the Annual Meeting in accordance with your instructions. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the virtual Annual Meeting, it is strongly recommended that you vote in advance of the Annual Meeting using one of the methods above in case your plans change. If a Proposal comes up for vote during the Annual Meeting that is not currently contemplated, the representatives you have appointed as proxies will vote your shares, under your proxy, according to their best judgment.

If you hold your shares in “street name,” you should follow the instructions provided by your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a broker, bank, broker-dealer, custodian, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to do so or to vote at or attend the Annual Meeting. Those instructions are contained in a "voter instruction form" provided to you. If you hold shares through a broker, bank, or other nominee and wish to be able to vote your shares electronically at the Annual Meeting, you must first obtain a “legal proxy” from your broker, bank, or other nominee.

What is a broker non-vote?

Under the rules that govern brokers who are voting with respect to shares that are held in “street name,” brokers have the discretion to vote such shares without voting instructions from the beneficial owner of the shares only on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, and not on non-routine matters, such as the election of directors or the advisory proposal on executive compensation. If you are a beneficial owner of Common Stock and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on any non-routine proposal since the broker, bank, or other nominee does not have discretionary authority to vote. This results in a “broker non-vote” on that proposal.

Why would the Annual Meeting be adjourned or postponed?

The Board intends to adjourn and postpone the Annual Meeting if, as of May 3, 2022, the number of shares of Common Stock present at the Annual Meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the Proposals described in this proxy statement to be submitted to stockholders for consideration.

May I revoke my proxy or change my vote after I have voted?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	Providing written notice of revocation to the Corporate Secretary at Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046 that is received no later than 5:00 p.m. Central Time on May 2, 2022, the day before the Annual Meeting;
●	Delivering a valid, later-dated proxy or a later-dated vote over the Internet or by telephone, in each case, no later than 10:59 p.m. Central Time on May 2, 2022, the day before the Annual Meeting; or
●	Attending the virtual Annual Meeting and voting your shares electronically during the meeting, which will automatically cancel any proxy previously given.

Please note that your attendance at the virtual Annual Meeting alone will not cause your previously granted proxy to be revoked unless you actually vote your shares electronically during the Annual Meeting. If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken. Please also note that if your shares of Common Stock are held of record by a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the materials provided to you by the broker, bank, or other nominee.

Will my shares be voted if I do not provide my proxy or if I do not indicate how to vote my proxy?

Your shares of Common Stock may be voted on routine matters if they are held in “street name” even if you do not provide the broker, bank, or other nominee with voting instructions. See “What is a broker non-vote?” above.

If you are a stockholder of record, you may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote FOR each director nominee, FOR approval on an advisory basis of our named executive officer compensation, and FOR ratification of the appointment of KPMG as our independent registered public accounting firm. If you are a stockholder of record and you do not provide a signed proxy card, vote electronically over the Internet or vote by telephone, your shares will not be voted.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who bears the costs of soliciting proxies?

We do. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Annual Meeting and has agreed to pay Innisfree a fee of $12,500. In addition, the Company will reimburse, or advance funds to, Innisfree for reasonable out-of-pocket expenses incurred in connection with Innisfree’s services and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages, and expenses. The Company also reimburses brokers, banks, and other nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to such beneficial owners and in obtaining voting instructions from those owners. In addition, some of our employees or agents may contact you by telephone, by mail, or in person regarding the Annual Meeting proposals. None of our employees will receive any extra compensation for providing those services. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How can I obtain additional information about the Company?

A copy of the Company’s 2021 Form 10-K, which contains audited consolidated financial statements for the 2021 fiscal year, has been posted on the Internet along with this proxy statement, and these materials are available at www.proxyvote.com. Stockholders may also obtain a copy of our 2021 Form 10-K (without exhibits), at no charge, by writing to our Investor Relations department at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, or bcorales@mgyoil.com, or by calling (713) 842-9036.

We also furnish or file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file with the SEC. The SEC’s website address is www.sec.gov. In addition, we make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K available free of charge on our website, at www.magnoliaoilgas.com, under the “Investors” tab as soon as reasonably practicable after they are filed or furnished with the SEC. Information on our website is not incorporated into this proxy statement or any of the Company’s other filings with the SEC. Our Class A Common Stock is listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MGY.”

If you have any questions or need assistance voting your shares, you may contact Innisfree at 501 Madison Avenue, 20th Floor, New York, New York 10022.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on recommendations from the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), the Board has nominated the seven individuals named below for election as directors at the Annual Meeting:

Name of Director	Age (As of March 18, 2022)	Director Since
Stephen I. Chazen	75	May 2017
Arcilia C. Acosta	56	May 2017
Angela M. Busch	55	July 2018
Edward P. Djerejian	83	May 2017
James R. Larson	72	July 2018
Dan F. Smith	75	May 2017
John B. Walker	76	July 2018

Holders of our Class A Common Stock and Class B Common Stock are being asked to elect the seven directors listed above to serve a one year term, commencing on the date of the Annual Meeting, and until their respective successors are duly elected and qualified, subject to each such director’s earlier death, resignation, retirement, disqualification, or removal. Under the terms of our Stockholder Agreement, dated as of July 31, 2018 (the “Stockholder Agreement”), certain affiliates of EnerVest, Ltd. (“EnerVest”) (who collectively may vote more than 26% of the shares of our Common Stock entitled to vote at the Annual Meeting) are entitled to designate two directors for nomination and election to the Board and have agreed to vote all of their shares of Common Stock in favor of the directors nominated by the Governance Committee. Please see “Certain Relationships and Related Party Transactions—Stockholder Agreement” for additional information.

Information about Director Nominees

The following sets forth information regarding each nominee:

Stephen “Steve” I. Chazen has served as our Chairman, President and Chief Executive Officer since 2017. Mr. Chazen has served as Chairman of the Board of Directors of Occidental Petroleum Corporation, whose principal businesses consist of oil and gas, chemical, and midstream and marketing segments (“Occidental”), since March 2020. He retired from his position as Chief Executive Officer of Occidental in April 2016. Mr. Chazen began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served in that position until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen previously served on the Board of Directors of Occidental from 2010 to 2017. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the Board of the American Petroleum Institute and the Catalina Island Conservancy. He was appointed to the University of Houston System Board of Regents in 2018 and serves on the Advisory Board at Rice University’s Baker Institute for Public Policy. He is a director of Houston Methodist Institute for Academic Medicine, The Williams Companies, Inc., and the National Park Foundation. He served on the Board of Directors of Ecolab, Inc., a global leader in water, hygiene, and energy technologies and services (“Ecolab”), from 2012 to 2019. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a Master’s degree in Finance from the University of Houston, and a Bachelor’s degree in Geology from Rutgers College.

Mr. Chazen is well-qualified to serve as a director because of his significant directorship experience, as well as his substantial and broad experience in the energy sector, as an executive, advisor, and director.

Arcilia C. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional, and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the Board of Directors of the Communities Foundation of Texas and is Chairman of the Texas Institute for Women in Leadership and Chairman-elect of the Dallas Citizens Council. She has served on the Board of Directors of Vistra Energy Corp. since February 2020. Ms. Acosta previously served on the National Advisory Board for BBVA Compass Bank and the Texas Tech National Alumni Association. Ms. Acosta’s prior service also includes six years on the Board of Directors of LegacyTexas Financial Group, Inc., ten years on the Board of Directors of Energy Future Holdings Corporation, and two years on the Board of Directors of ONE Gas, Inc., where she served on the Audit, Executive Compensation, and Corporate Governance Committees. Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University Business School Corporate Governance Program.

Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

Angela M. Busch currently serves as the Executive Vice President of Corporate and Business Development for Ecolab, where she is responsible for acquisitions, divestitures, and alliances in support of Ecolab’s strategic objectives related to its global portfolio of businesses and activities. Ms. Busch has held this position since 2006. Prior to joining Ecolab, Ms. Busch held several positions related to strategy development and acquisition work including most recently Managing Director, Merger and Acquisitions Group at RBC Capital Markets. She previously held positions in Mergers and Acquisitions and Planning and Business Development at Honeywell and Land O’Lakes. Ms. Busch was also previously a management consultant at McKinsey & Company, where she focused on strategic initiatives for clients in the healthcare industry. Ms. Busch holds a Bachelor’s degree in Mechanical Engineering from the University of Minnesota Institute of Technology, a Master’s in Management from the Kellogg School of Management, and a Juris Doctorate from Northwestern University School of Law.

Ms. Busch is well-qualified to serve as a director because of her broad range of experience in the energy services sector, strategy development and acquisitions, and finance. She has demonstrated application of her expertise in a variety of institutional and industrial markets including the energy services market. Ms. Busch has managed energy services sector acquisitions for Ecolab, positioning her to possess a supplier perspective in the oil & gas industry. In addition, Ms. Busch’s background in mechanical engineering is an asset in Magnolia’s production operations. Lastly, having served on the Ecolab Executive Council for 15 years, Ms. Busch has direct knowledge of the decisions and challenges involved in the successful execution of a sustainable, high growth plan of a public company.

Edward P. Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel, in which position he served from 1993 to 1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of Rice University’s Baker Institute for Public Policy, a premier nonpartisan public policy think tank. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award, and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He was a member of the Board of Trustees of the Carnegie Corporation of New York from 2011 to 2019 and served as Vice Chairman and Chairman of the Audit Committee. Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the Board of Directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College.

Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

James R. Larson has served as an independent director of CSI Compressco GP LLC, and its predecessor CSI Compressco GP Inc., general partner of CSI Compressco L.P., a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage, and as Chairman of its Audit Committee since July 2011 and served as a member of its Conflicts Committee from April 2012 until January 2021 and as Chairman of its Conflicts Committee since August 2021. From September 2005 until his retirement on January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation, an independent exploration and production company (“Anadarko”). From December 2003 to September 2005, Mr. Larson served as Senior Vice President, Finance and Chief Financial Officer of Anadarko. From 2002 to 2003, Mr. Larson served as Senior Vice President, Finance of Anadarko, where he oversaw treasury, investor relations, internal audits, and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as Vice President and Controller of Anadarko, where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981.

Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also served on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., from September 2006 until June 2018. He received his Bachelor of Business Administration from the University of Iowa.

Mr. Larson has over 30 years of experience in the oil and natural gas business and has served as Chief Financial Officer of a large independent oil and natural gas company. We believe that his knowledge of the industry, finance, and accounting makes him well-qualified to serve as a director.

Dan F. Smith is a retired Chief Executive Officer of Lyondell Chemical Company, which operated in the chemicals, polymers, and fuels business segments (“Lyondell”), and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A. and Kraton Corp. During the past five years, Mr. Smith served on the Board of Directors of Nexeo Solutions, Inc., Northern Tier Energy GP LLC, and the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a Bachelor of Science in chemical engineering.

Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

John B. Walker is Executive Chairman of EnerVest, Ltd., an oil and natural gas company (“EnerVest”), a position he has held since December 1, 2020. He previously served as EnerVest’s Chief Executive Officer since its formation in 1992. During his time on Wall Street, Mr. Walker was selected by Institutional Investor as an “All-American” energy analyst for six years in a row. In November 2007, Mr. Walker received the oil and gas industry’s highest honor, the Chief Roughneck Award. Mr. Walker served the Independent Petroleum Association of America (“IPAA”) as Chairman from 2003 to 2005. Mr. Walker previously served as Chairman of the Board of Stewards of Chapelwood United Methodist Church and Chairman of the Board of Directors of the Sam Houston Area Council of the Boy Scouts of America. During his time with the Boy Scouts of America, Mr. Walker received the Distinguished Eagle Award in May 2007 and the Silver Beaver Award in 2001. Mr. Walker is a member of the National Petroleum Council and All-American Wildcatters. In November 2015, Mr. Walker was named as a National Finalist for the EY Entrepreneur of the Year and, prior to that, he was named Distinguished Alumni at Texas Tech University in 2004. Mr. Walker served on the Board of Directors of PetroLogistics LP from 2012 until 2014 and currently serves on the Board of Regents of the Texas Tech University System. Mr. Walker holds a Bachelor of Business Administration, with honors, from Texas Tech University and a Master of Business Administration, with distinction, from New York University.

Mr. Walker is well-qualified to serve as a director because of his broad range of experience in the energy industry and with EnerVest.

Vote Required; Recommendation

The director nominees will be elected by a plurality of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement. A properly-executed proxy marked “Withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present. Broker non-votes also have no effect on the outcome of the vote on this Proposal.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

CORPORATE GOVERNANCE

Role of the Board of Directors

We maintain a diverse Board made up of individuals with different professional experiences and backgrounds, including gender, race, ethnicity, age, and other factors. These individuals bring expertise in exploration and production, finance and accounting, public company leadership, government, academia, strategic planning, and operations to their roles on our Board.

The role of the Board is to provide oversight of management’s policies and strategies, with a commitment to enhancing stockholder value over the long term. The non-employee directors meet regularly without members of management present in executive session, which may include regular executive sessions of independent directors only. The Lead Independent Director presides at executive sessions of the independent directors.

Members of the Board are expected to make every effort to attend the meetings of the Board and the committees upon which they serve. During the 2021 fiscal year, the Board held four meetings. All of our directors attended all meetings of the Board and all meetings of the committees on which they served during the 2021 fiscal year. Our Corporate Governance Guidelines provide that all directors are encouraged to attend our annual stockholder meetings, and all of our directors attended our 2021 Annual Meeting of Stockholders.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that a Chairman who understands Magnolia’s day-to-day business and the important issues to be addressed by the Board is currently in the best interests of the Company and its stockholders. Mr. Chazen has held the roles of Chairman of the Board and Chief Executive Officer since 2017.

When the position of Chairman is not held by an independent director, a Lead Independent Director may be designated by the Board. Ambassador Djerejian has served as Lead Independent Director since July 31, 2018. The Board believes that utilizing a Lead Independent Director ensures an appropriate level of independent oversight and that such individual serves as an effective liaison between the Chairman of the Board and the independent directors.

The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its stockholders.

Independence of Directors

Under the NYSE listing rules, the Company is required to have a majority of independent directors serving on the Board. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by NYSE, and carefully considers all relevant facts and circumstances. To be considered independent, the Board must determine under applicable NYSE listing standards that a director does not have any direct or indirect “material” relationship with the Company. The Board has also adopted standards for determining whether a director is independent, which examine a variety of potential relationships between the director or the director’s immediate family members and the Company, its auditors, and certain other entities. These standards are located in the Company’s Corporate Governance Guidelines, which are available in the Sustainability—Corporate Governance section of our website at www.magnoliaoilgas.com.

The Board has determined that Mmes. Acosta and Busch, Ambassador Djerejian, and Messrs. Larson and Smith are independent within the meaning of Section 303A.02 of the NYSE Listing Manual. Mr. Larson is one of EnerVest’s nominees pursuant to the terms of the Stockholder Agreement, which was considered by the Board in its determination of Mr. Larson’s independence. Certain of our directors have from time to time been directors or executive officers at companies on whose board of directors other of our directors have served. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of Magnolia.

Board Role in Risk Oversight

In its risk oversight role, the Board has the responsibility to oversee the Company’s risk management process to ensure its adequacy and that it is implemented properly by management. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management also attends Board meetings, as well as certain committee meetings, in order to review impacts to our operations and address any questions or concerns raised by directors on risk management and any other matters, including but not limited to the regulation of emissions or other discharge of materials into the environment and the health and safety aspects of our business. The Board monitors these risks, including stakeholder concerns, to ensure that the Company responds accordingly.

The committees of the Board also assist the Board in fulfilling its oversight responsibilities in certain areas of risk as follows:

Audit Committee	Compensation Committee	Governance Committee

• Assists the Board in fulfilling its oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls.	• Develops compensation arrangements designed to attract and retain employees, while appropriately reflecting Company performance and aligning with stockholder interests.	• Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the Board’s organization, membership and structure, and corporate governance.

• Has general oversight over cybersecurity risks and management’s cybersecurity policies and practices.	• Annually assesses whether the Company’s compensation policies and practices could lead to excessive risk-taking behavior by executives and employees.	• Assesses the effect on the Board’s leadership structure of the Board’s role in the risk oversight of the Company.

• Monitors and reviews the Company’s compliance with its Risk Management Policy relating to commodity hedging transactions.	• Develops, in consultation with our Chief Executive Officer, the Company’s management succession plan.	• Provides general oversight and recommendations to the Board regarding the Company’s ESG policies and practices.

• Regularly reviews risk assessment reports provided by management.

All of the committees report back to the full Board as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.

Commitment to Sustainability

At Magnolia, our mission is to build a winning company that safeguards workers and the environment, enhances careers, strengthens local communities, and increases value for all stakeholders. We believe we are well positioned to deliver sustained value for our investors while operating our business in a safe and environmentally responsible manner. During 2021, we terminated the Services Agreement (defined below under “Certain Relationships and Related Party Transactions—Services Agreement”) with EnerVest and, as a result, have significantly increased the size of our team and have brought all of our operations under our direct control. We recognize that with growth comes increased responsibility to share information about our business and our priorities in the areas of environmental stewardship, safety, workforce diversity, community outreach, and corporate governance.

One important first step in that process was the release of our inaugural sustainability report in 2021, which provides an overview of Magnolia and our culture, discloses our 2020 performance aligned with the Sustainable Accounting Standards Board (“SASB”) metrics for Oil and Gas – Exploration and Production, and describes the actions we have taken and results we have achieved in several ESG-related areas. We plan to build on the report going forward to keep our stakeholders informed about our efforts to sustainably deliver value and responsibly develop oil and natural gas resources. Our sustainability report is available for download in the Sustainability—Sustainability Overview section of our website at www.magnoliaoilgas.com. The report is not incorporated by reference into this proxy statement or considered to be part of this document. Highlights of our ESG practices generally include:

Environmental
Efforts to Minimize Flaring

•

In each of 2019, 2020, and 2021, we flared less than 1% of our total gross Magnolia operated production.

•

We do not conduct “routine flaring” as the activity is currently defined by the World Bank.

•

We reduced our flaring intensity rate by 60% in 2021 as compared to 2020.

Reducing Emissions

•

We have integrated Vapor Recovery Towers and Units into our tank battery designs to capture flash gas and tank vapors to minimize fugitive emissions from our storage tanks. In 2021, we pilot tested new blower technology to further reduce our tank vapor emissions.

•

We use optical gas-imaging cameras to identify and eliminate natural gas leaks from our equipment. Magnolia’s in-house Leak Detection and Repair team on average surveys our facilities at double the frequency required by regulations and allows us to cut time to repair issues in half.

•

In 2022, we are focused on exploring additional methods to reduce our methane emissions.

Lessening Surface Impacts

•

We use pad drilling to drill multiple wells from a single surface location, which reduces our physical footprint, minimizes surface impacts, and allows us to produce hydrocarbons more efficiently.

•

We are implementing an enhanced maintenance management program during 2022 to drive spill reductions.

Protecting Water Resources

•

We set protective casings, which are cemented in place, to protect usable-quality aquifers where we operate.

•

We inject water into the two intermediate-depth saltwater disposal wells we operate at volumes below our permitted quantities.

•

We adopted a water recycling pilot program in 2021, which allowed us to replace 6% of our freshwater usage in drilling operations with produced formation water. In 2022, we continue to test additional ways to increase the recycling of field water in our drilling and completion operations.

Social
Valuing Safety

•

In 2020 and 2021, both our employee lost time accident rate and fatality rate were zero.

•

The Magnolia Good Catch Program recognizes employees who identify improvements to safety or operational processes or find ways to increase effectiveness or efficiency.

•

We maintain field level and corporate emergency response plans, conduct drills to test those plans, and use automated communication systems to improve incident response times.

•

Our field employees complete an estimated three hours of safety-related training every month.

• We have added an additional health, safety and environmental (“HSE”) professional to focus on our drilling and completion operations.
Fostering Workforce Diversity

•

One of our key priorities is to hire the most qualified individuals while fostering workforce diversity. As of December 31, 2021, 26% of our total employee population was female and 31% identified as a member of a minority group, as defined by the U.S. Equal Employment Opportunity Commission. At our headquarters in Houston, 38% of employees were female and 36% identified as a member of a minority group. At our field offices in Giddings and Gillett combined, 6% of employees were female and 23% identified as a member of a minority group.

•

Within our current officer team, three of our 13 officers are female and two of our 13 officers identify as a member of a minority group.

Supporting Our Communities

•

We make a $1,000 donation annually on each employee’s behalf to the charitable organization of their choice, and in 2020 donated more than $105,000 to over 100 different health and human services, faith-based, educational, youth and child services, and other organizations. In 2021, this amount grew to nearly $160,000 in donations to local and national non-profits.

•

As part of Magnolia’s Field Giving Program, our field operations teams make donations on our behalf to support local food banks, volunteer fire departments, and other non-profits in the areas where we operate.

Governance
Valuing Diversity and Independence

•

Five of our seven Board members (or 71% of our Board) are independent. All members of our Board committees are independent directors.

•

An independent, non-executive director serves as the Company’s Lead Independent Director.

•

Two of our directors are women and one director identifies as a member of a minority group.

•

One of our three Board committees is chaired by a woman.

Promoting Strong Corporate Governance Practices

•

All of our directors are elected on an annual basis.

•

We do not have any super-voting shares, meaning each share of our Class A and Class B Common Stock is entitled to one vote.

•

We do not have a shareholder rights (poison pill) or similar plan.

•

We regularly refresh our Board committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other governance documents.

•

The Board and its committees conduct annual self-evaluations.

•

We have adopted insider trading, anti-hedging, and anti-pledging policies and have implemented significant stock ownership guidelines for our officers and directors.

•

We have an active stockholder engagement program. We recognize the importance of listening to and seeking feedback from our stakeholders as we make decisions about how we manage ESG risks and opportunities facing our business.

To that end, in 2021, we formally expanded the duties of our existing Governance Committee in its charter to include oversight over our ESG policies and practices, which may include but is not limited to responsibility for environmental and safety policies, evaluating reputational and ESG governance risk, monitoring legislative and regulatory developments, social responsibility issues, philanthropy, political activity, and overseeing the preparation of our sustainability reports. We also have an ESG working group, consisting of select individuals across the Company, to manage our ESG initiatives and regularly report to the Governance Committee.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics applicable to the directors, officers, and employees of the Company and its subsidiaries. We have also adopted Corporate Governance Guidelines that address, among other things, director qualifications, responsibilities, and compensation, director access to officers, employees and advisors, and determinations regarding director independence. Copies of the Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available in the Sustainability—Corporate Governance section of our website at www.magnoliaoilgas.com. We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to senior executives by posting such information, if any, on the Company’s website.

Committees of the Board of Directors

Our Bylaws authorize the Board to appoint such committees as it deems advisable, with each committee having the authority to perform the duties determined by the Board. Each of the Board’s three standing committees reports to the Board and is comprised entirely of independent directors. The composition, duties, and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available in the Sustainability—Corporate Governance section of the Company’s website at www.magnoliaoilgas.com, and include overseeing:

●	Audits and the integrity of the Company’s financial statements;
●	The Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
●	The qualifications, engagement, compensation, independence, and performance of the Company’s independent auditor; and
●	The performance of the Company’s internal audit function.

Under the NYSE listing standards and applicable SEC rules, the Company is required to have at least three members on the Audit Committee, all of whom must be independent. Currently, the Audit Committee consists of Messrs. Larson and Smith and Ms. Busch, with Mr. Larson serving as the chair. The Board has determined that Messrs. Larson and Smith and Ms. Busch qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board has also determined that each of Messrs. Larson and Smith qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held four meetings during the 2021 fiscal year.

Compensation Committee. The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available in the Sustainability—Corporate Governance section of the Company’s website at www.magnoliaoilgas.com, and include:

●	Determining and approving the compensation of executive officers; and
●	Reviewing and approving incentive compensation and equity compensation policies and programs.

For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Director Compensation” and “Compensation Discussion and Analysis” in this proxy statement. Subject to applicable laws and rules, the Compensation Committee may delegate its responsibilities to a subcommittee solely comprised of one or more members of the Compensation Committee or, with respect to the administration of the Company’s incentive compensation and equity-based compensation plans, to management.

Under the NYSE listing standards, the Company is required to have a Compensation Committee, all members of which must be independent. Currently, the Compensation Committee consists of Ms. Acosta, Ambassador Djerejian, and Mr. Smith, with Mr. Smith serving as the chair. The Board has determined that Ms. Acosta, Ambassador Djerejian, and Mr. Smith qualify as independent directors according to applicable NYSE rules and regulations with respect to compensation committee membership and as non-employee directors for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee held four meetings during the 2021 fiscal year.

Compensation Committee Interlocks and Insider Participation. For the 2021 fiscal year, the Compensation Committee consisted of Ms. Acosta, Ambassador Djerejian, and Mr. Smith. No member of the Compensation Committee is or has been an executive officer of Magnolia, was an employee of Magnolia during the last fiscal year or as of the date of this proxy statement, or is serving or has served as an executive officer of another entity at which an executive officer of Magnolia is a member of such entity’s compensation committee. During 2021, no executive officer of Magnolia served as a director of another entity that had an executive officer serving as a Magnolia director.

Nominating and Corporate Governance Committee. The principal functions of the Governance Committee are detailed in the Governance Committee charter, which is available in the Sustainability—Corporate Governance section of the Company’s website at www.magnoliaoilgas.com, and include:

●	Identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill vacancies on the Board;
●	Overseeing the Company’s Corporate Governance Guidelines and overall corporate governance practices and principles;
●	Overseeing the annual self-evaluation of the Board, its committees, individual directors, and management, and monitoring compliance with the Company’s stock ownership guidelines for directors and executive officers; and
●	Providing oversight and recommendations to the Board regarding the Company’s ESG policies and practices.

Currently, the Governance Committee consists of Mmes. Acosta and Busch, Ambassador Djerejian, and Mr. Larson, with Ms. Acosta serving as the chair. The Governance Committee held four meetings during the 2021 fiscal year.

Process for the Selection of New Directors

In fulfilling its responsibility to oversee the selection of directors, the Governance Committee will consider persons identified by our stockholders, management, and others. The Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, directors, and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Governance Committee at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

Each year, subject to the terms of the Stockholder Agreement, the Board proposes a slate of director nominees to stockholders for election at the Annual Meeting of Stockholders. Directors are elected for a one year term.

Qualifications of Directors and Board Diversity

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills, and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, and courage. In addition, the Committee believes that, in general, directors should be actively engaged in business, have an understanding of financial statements, corporate budgeting, and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, and be willing to devote significant time to the oversight duties of the board of directors of a public company.

The Company does not maintain a formal policy regarding the diversity of its Board members. However, the Governance Committee considers diversity along with other factors when reviewing director candidates, including how a candidate is able to promote a diversity of views based on the person’s education, background (including gender, race, ethnicity, age, and other factors), experience, and professional employment (for example, in relation to finance and accounting, operations, strategy, risk management, technical expertise, policy-making, etc.).

Communications with the Board

All stockholders and other interested parties who wish to contact the Board may send written correspondence to Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Corporate Secretary or Chairman of the Board. Communications may be addressed to an individual director (including the Lead Independent Director), to the non-employee or independent directors as a group, or to the Board as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of shares of Class A Common Stock and Class B Common Stock, as of March 14, 2022, by:

●	Each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s voting securities;
●	Each of the Company’s current named executive officers and directors; and
●	All current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over the security or has the right to acquire the security within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial Ownership Table

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. The beneficial ownership of voting securities of the Company is based on 188,574,155 shares of Class A Common Stock and 35,594,059 shares of Class B Common Stock, in each case, issued and outstanding as of March 14, 2022.

	Class A Common Stock		Class B Common Stock		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Five Percent (5%) or Greater Stockholders
EnerVest, Ltd. (1)	13,528,823	7.2%	35,594,059	100.0%	49,122,882	21.9%
T. Rowe Price Associates, Inc. (2)	22,059,427	11.7%	—	—	22,059,427	9.8%
The Vanguard Group, Inc. (3)	14,767,018	7.8%	—	—	14,767,018	6.6%
FMR LLC (4)	12,215,155	6.5%	—	—	12,215,155	5.4%
BlackRock, Inc. (5)	10,480,245	5.6%	—	—	10,480,245	4.7%
Directors and Named Executive Officers (6)
Stephen I. Chazen (7)	7,050,104	3.7%	—	—	7,050,104	3.1%
Arcilia C. Acosta	119,425	*	—	—	119,425	*
Angela M. Busch	84,530	*	—	—	84,530	*
Edward P. Djerejian	101,320	*	—	—	101,320	*
James R. Larson	62,870	*	—	—	62,870	*
Dan F. Smith	101,320	*	—	—	101,320	*
John B. Walker (8)	14,125,143	7.5%	35,594,059	100.0%	49,719,202	22.2%
Christopher G. Stavros	356,714	*	—	—	356,714	*
Timothy D. Yang	347,520	*	—	—	347,520	*
Steve F. Millican	161,456	*	—	—	161,456	*
All directors and executive officers, as a group (10 individuals) (9)	8,981,579	4.8%	—	—	8,981,579	4.0%

*	Less than 1%.
(1)	EnerVest may be deemed to have beneficial ownership of 13,528,823 shares of Class A Common Stock and 35,594,059 shares of Class B Common Stock. Such shares are held by EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P. and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. EnerVest has shared voting and dispositive power over these shares. EnerVest does not have sole voting or dispositive power over any shares. This information is based on EnerVest’s most recent Statement on Schedule 13D/A filed on March 14, 2022. The business address of EnerVest is 1001 Fannin Street, Suite 800, Houston, Texas 77002.
(2)	T. Rowe Price Associates, Inc. (“T. Rowe”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock. T. Rowe has sole voting power over 6,774,047 shares of Class A Common Stock and sole dispositive power over 22,059,427 shares of Class A Common Stock. T. Rowe does not have shared voting or shared dispositive power over any of the shares and does not have the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. T. Rowe’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on T. Rowe’s most recent Statement on Schedule 13G/A filed on February 14, 2022.
(3)	The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock, along with certain of its wholly owned subsidiaries that serve as investment managers. Vanguard has shared voting power over 283,137 shares of Class A Common Stock, sole dispositive power over 14,374,542 shares of Class A Common Stock, and shared dispositive power over 392,476 shares of Class A Common Stock. Vanguard does not have sole voting power over any of the shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G/A filed on February 10, 2022.
(4)	FMR LLC (“FMR”), in its capacity as a parent holding company or control person for various subsidiaries and affiliates and other companies, may be deemed to beneficially own the indicated shares of Class A Common Stock. FMR has sole voting power over 3,862,954 shares of Class A Common Stock, and sole dispositive power over 12,215,155 shares of Class A Common Stock. FMR does not have shared voting or shared dispositive power over any of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210. This information is based on FMR’s most recent Statement on Schedule 13G/A filed jointly on February 9, 2022, with Abigail P. Johnson, who, together with other members of the Johnson family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR.
(5)	BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company or control person for various subsidiaries, may be deemed to beneficially own the indicated shares of Class A Common Stock. BlackRock has sole voting power over 10,085,987 shares of Class A Common Stock and sole dispositive power over 10,480,245 shares of Class A Common Stock. BlackRock does not have shared voting or shared dispositive power over any of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. BlackRock’s address is 55 East 52nd Street, New York, New York 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G/A filed on February 3, 2022.
(6)	Does not include any shares of Class A Common Stock that are subject to outstanding restricted stock units (“RSUs”), performance share units (“PSUs”) or performance restricted stock units (“PRSUs”) previously granted to our directors or executive officers, except to the extent the directors and executive officers have the right to acquire any such shares within 60 days of March 14, 2022. The amounts reported for each of the non-employee directors includes 11,522 RSUs that are scheduled to vest on May 2, 2022, the day preceding the Annual Meeting, subject to the director’s continued service through that date. In addition, the amounts reported for Mmes. Acosta and Busch include vested RSUs held in the nonqualified deferred compensation plan (11,155 for Mme. Acosta and 39,547 for Mme. Busch). Information regarding all outstanding RSU, PSU, and PRSU awards held by each director and executive officer as of December 31, 2021 may be found in the tables and accompanying footnotes in the sections entitled “Director Compensation—Director Compensation Table” and “Executive Compensation—Outstanding Equity Awards at 2021 Fiscal Year-End.”
(7)	Mr. Chazen’s beneficial ownership includes an estimated 740 shares (determined using our closing stock price of $21.62 on March 14, 2022 and Mr. Chazen’s current contribution amount) that he may purchase under our fair market value Stock Purchase Program within 60 days of March 14, 2022. Under the Stock Purchase Program, accumulated payroll deductions are used each pay date to purchase shares of stock at a per share price equal to the closing price of our Class A Common Stock on the applicable pay date. As a result, the actual number of shares that may be acquired by Mr. Chazen during this 60-day period under the Stock Purchase Program will not be determinable until each applicable pay date.
(8)	Mr. Walker’s beneficial ownership is derived from his pecuniary interest in (a) with respect to Class A Common Stock, EnerVest Energy Institutional Fund XIV-C, L.P. (other than the 584,798 shares of Class A Common Stock and 11,522 RSUs held directly by Mr. Walker), and (b) with respect to Class B Common Stock, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. Mr. Walker disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock held by these entities, except to the extent of his pecuniary interest therein.
(9)	Does not include 13,528,823 shares of Class A Common Stock and 35,594,059 shares of Class B Common Stock owned by EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P., as applicable. Mr. Walker has disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Limited Liability Company Agreement of Magnolia LLC

At the closing of our completed business combination on July 31, 2018 (the “Business Combination”), Magnolia Oil & Gas Parent LLC (“Magnolia LLC”) and certain funds affiliated with EnerVest party thereto (the “EnerVest Members”) entered into Magnolia LLC’s amended and restated limited liability company agreement (the “Magnolia LLC Agreement”), which sets forth, among other things, the operations of Magnolia LLC and the rights and obligations of the holders of units in Magnolia LLC (“Magnolia LLC Units”).

Pursuant to the Magnolia LLC Agreement, the EnerVest Members have a redemption right, which entitles them to cause Magnolia LLC to redeem, from time to time, all or a portion of their Magnolia LLC Units (and a corresponding number of shares of Class B Common Stock) for, at Magnolia LLC’s option, either (i) newly issued shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications), or (ii) a cash payment equal to the product of (A) the number of shares of Class A Common Stock that would have been received in the redemption if the cash payment election had not been made, and (B) the average of the volume-weighted average price of a share of Class A Common Stock for the ten trading days prior to the date the EnerVest Members deliver a notice of redemption for each Magnolia LLC Unit redeemed. To date since the beginning of the 2021 fiscal year, the EnerVest Members redeemed 33.2 million Magnolia LLC Units (and a corresponding number of shares of Class B Common Stock) for an equivalent number of shares of Class A Common Stock and subsequently sold these shares to the public. Magnolia did not receive any proceeds from the sale of shares of Class A Common Stock by the EnerVest Members. See “—Registration Rights Agreement” below for additional information regarding registered sales of Class A Common Stock by the EnerVest Members.

In connection with Magnolia’s declaration of semi-annual interim cash dividends, as applicable (i) on August 2, 2021, Magnolia LLC declared a cash distribution of $0.08 per Magnolia LLC Unit and $4.8 million was distributed to the EnerVest Members in the aggregate, and (ii) on February 3, 2022, Magnolia LLC declared a cash distribution of $0.20 per Magnolia LLC Unit and $8.6 million was distributed to the EnerVest Members in the aggregate.

Upon entry into the Magnolia LLC Agreement, Magnolia became the sole managing member of Magnolia LLC. Since the closing of the Business Combination, Magnolia has operated its business through Magnolia LLC and its subsidiaries. As of March 14, 2022, Magnolia owned approximately 84.1% of the interest in Magnolia LLC and the noncontrolling interest was 15.9%.

Stockholder Agreement

In connection with the closing of the Business Combination, Magnolia entered into the Stockholder Agreement with TPG Pace Energy Sponsor, LLC (“Sponsor”) and certain funds affiliated with EnerVest. Under the Stockholder Agreement, EnerVest is entitled to nominate two directors, one of whom is required to be independent under the rules of the NYSE, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, for appointment to the Board so long as EnerVest owns at least 15% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) and one director so long as they own at least 2% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis). EnerVest is also entitled to appoint one director to each committee of the Board (except for the Audit Committee, and otherwise subject to applicable law and stock exchange rules) so long as EnerVest has the right to designate at least one director for appointment to the Board. Sponsor was likewise entitled to certain director nomination rights under the Stockholder Agreement, but those rights ceased following a distribution by Sponsor of its shares in August 2019. Pursuant to the Stockholder Agreement, in connection with the 2021 Annual Meeting of Stockholders, EnerVest nominated Messrs. Larson and Walker, both of whom currently sit on our Board. For the 2022 Annual Meeting, EnerVest (who collectively may vote more than 26% of the shares of our Common Stock entitled to vote at the Annual Meeting) has again designated Messrs. Larson and Walker to be nominated and stand for election to the Board.

The Stockholder Agreement terminates as to a stockholder upon the time at which such stockholder or any of its affiliates no longer has the right to designate an individual for nomination to the Board under the agreement and will automatically terminate in its entirety on December 31, 2022. As discussed above, the Stockholder Agreement terminated as to Sponsor upon a distribution of its shares of Class A Common Stock in August 2019.

For so long as EnerVest has the right to nominate two directors to the Board, EnerVest will be subject to customary “standstill” restrictions, including, among others, prohibitions on certain acquisitions of certain securities of the Company, entering into any voting agreements or granting or soliciting any proxies with respect to any Common Stock, and initiating stockholder proposals. The Stockholder Agreement also includes customary restrictions on the transfer of shares to certain persons acquiring beneficial ownership in excess of certain stated thresholds. EnerVest has also agreed to vote all of its shares of Common Stock in favor of the directors nominated by the Governance Committee.

Non-Compete Agreement

At the closing of the Business Combination, Magnolia and EnerVest entered into a Non-Competition Agreement (the “Non-Compete”) restricting EnerVest and certain of its affiliates from competing with Magnolia in the Eagle Ford Shale (the “Restricted Area”) following the closing of the Business Combination (the “Closing Date”) until the later of July 31, 2022 (which is the four year anniversary of the Closing Date) and the date the Services Agreement (as defined below) is terminated (the “Prohibited Period End Date”).

Prior to the termination of the Non-Compete as described below, in January 2021, Magnolia amended the Non-Compete such that, rather than delivering an aggregate of 4.0 million shares of Class A Common Stock upon the two and one-half year and the four year anniversaries of the Closing Date, it would deliver (i) the cash value of 2.0 million shares of Class A Common Stock and approximately 0.4 million shares of Class A Common Stock on the two and one-half year anniversary of the Closing Date and (ii) an aggregate of 1.6 million shares of Class A Common Stock on the four year anniversary of the Closing Date, in each case subject to the terms and conditions of the Non-Compete. On February 1, 2021, as consideration for compliance with the Non-Compete, the Company paid $17.2 million in cash to an affiliate of EnerVest and issued 375,000 shares of Class A Common Stock to Mr. Walker (at which time Mr. Walker was added as a party to the Stockholder Agreement). On June 30, 2021, Magnolia terminated the Non-Compete and paid EnerVest $24.9 million in cash in lieu of delivering the remaining 1.6 million shares of Class A Common Stock.

Prior to its termination, the Non-Compete provided for (i) certain co-investment rights for EnerVest and certain of its affiliates with respect to future acquisitions by Magnolia in the Restricted Area, (ii) a right of first offer in favor of Magnolia on certain sales by EnerVest and its affiliates in the Restricted Area, (iii) a tag-along right for EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area, and (iv) the ability of Magnolia to drag-along EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area.

Services Agreement

At the closing of the Business Combination, the Company and EnerVest Operating L.L.C., an affiliate of EnerVest (“EVOC”), entered into a Services Agreement (the “Services Agreement”), pursuant to which EVOC, under the direction of Magnolia’s management, would provide Magnolia services, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of Magnolia and its assets, subject to certain exceptions.

As consideration for the services provided under the Services Agreement, Magnolia agreed to pay EVOC a fixed annual services fee, subject to certain adjustments. In addition, Magnolia agreed to pay industry standard per well overhead payments to EVOC and to reimburse EVOC for certain costs incurred by EVOC in performing the services. Effective May 1, 2020, Magnolia and EVOC amended the Services Agreement to reduce the annual services fee by 15%, prorated for any partial year in which the services are provided.

The term of the Services Agreement was five years, subject to termination by either party after two years. Following any termination of the Services Agreement, EVOC agreed to provide transition services for a period of up to nine months, during which period the services fee and other payments described above would remain payable. On August 1, 2020, the

Company provided written notice to EVOC of its intent to terminate the Services Agreement. During the second quarter of 2021, the Company amended the term of the Services Agreement to end on June 30, 2021 and the Services Agreement terminated as of that date. Magnolia paid approximately $27.1 million under the Services Agreement in the 2021 fiscal year.

Registration Rights Agreement

In connection with the closing of the Business Combination, Magnolia entered into a registration rights agreement (the “Registration Rights Agreement”) with certain funds affiliated with EnerVest, Sponsor, and Magnolia’s four independent directors prior to the Business Combination (i.e., Ms. Acosta, Ambassador Djerejian, and Messrs. Chad Leat and Smith) (collectively, the “Holders”), pursuant to which the Company is obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act of 1933 all or any portion of the shares of Class A Common Stock that the Holders held as of July 31, 2018 and that they may have acquired or might acquire thereafter, including upon conversion, exchange, or redemption of any other security therefor.

Under the Registration Rights Agreement, the Holders also have “piggyback” registration rights that allow them to include the shares of Class A Common Stock that they own in certain registrations initiated by the Company or one or more selling security holders. Pursuant to the Registration Rights Agreement, the Company has filed and taken effective two registration statements on Form S-3, each of which registered, among other things, the offering by the Holders of the shares of Class A Common Stock included therein.

In connection with a distribution by Sponsor of Class A Common Stock to certain parties, including Mr. Chazen, Magnolia entered into the First Amendment to the Registration Rights Agreement on February 25, 2019, pursuant to which Mr. Chazen agreed to and was provided with certain rights and obligations that were a subset of the rights Sponsor had under the Registration Rights Agreement prior to such distribution.

In accordance with its obligations under the Registration Rights Agreement, on March 2, 2021, Magnolia entered into an Underwriting Agreement with certain affiliates of EnerVest and the underwriters named therein, pursuant to which such affiliates of EnerVest sold an aggregate of 19.6 million shares of our Class A Common Stock at a price of $10.16 per share (the “First EnerVest Offering”). Subsequently, on September 23, 2021, Magnolia entered into an Underwriting Agreement with certain affiliates of EnerVest and the underwriters named therein, pursuant to which such affiliates of EnerVest sold an aggregate of 7.5 million shares of our Class A Common Stock at a price of $16.38 per share and, on March 9, 2022, Magnolia entered into an Underwriting Agreement with certain affiliates of EnerVest and the underwriters named therein, pursuant to which such affiliates of EnerVest sold an aggregate of 7.5 million shares of our Class A Common Stock at a price of $21.72 per share (together with the First EnerVest Offering, the “EnerVest Offerings”). In connection with the EnerVest Offerings, Magnolia agreed, among other things, to indemnify the respective underwriters against certain liabilities, including liabilities under the Securities Act of 1933, to contribute to payments such underwriters may be required to make because of any of those liabilities, and to pay certain offering related expenses, which expenses were approximately $1.1 million.

Common Stock Purchases from EnerVest Members

During the 2021 fiscal year, outside of the Company’s share repurchase program, Magnolia LLC repurchased and subsequently canceled a total of 13.0 million Magnolia LLC Units held by certain affiliates of EnerVest with an equal number of shares of corresponding Class B Common Stock for aggregate cash consideration of $171.7 million at an average price of $13.21 per share.

On February 3, 2022, 0.6 million shares of Class A Common Stock were transferred by an affiliate of EnerVest to Magnolia at a price of $21.00 per share, concurrently with Magnolia LLC’s repurchase and cancellation of 1.4 million Magnolia LLC Units and an equal number of shares of corresponding Class B Common Stock also at an average price of $21.00 per share, for aggregate cash consideration of $42.0 million.

Mr. Walker, one of our directors, is the Executive Chairman of EnerVest, and his son, Jud Walker, is the President and Chief Executive Officer of EnerVest.

Related Person Transaction Policy

Magnolia has a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which Magnolia participates (whether or not Magnolia is a party) and a related person has a direct or indirect material interest in such transaction.

Any transaction that may be a related person transaction between the Company and (i) its directors, director nominees, or executive officers, (ii) any record or beneficial owner of greater than 5% of its Common Stock, or (iii) any immediate family member of any person specified in (i) or (ii), must be reported to the Audit Committee. The Audit Committee is responsible for reviewing all related person transactions and, where the Audit Committee determines that such transactions are in the Company’s best interests, approving such transactions in advance of any such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee shall, in its judgment, consider in light of the relevant facts and circumstances and the various factors enumerated in the policy, whether the transaction is, or is not, in the best interests of Magnolia.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Magnolia’s policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.

DIRECTOR COMPENSATION

Only our non-employee directors are compensated for serving as directors. Mr. Chazen, our Chairman, President and Chief Executive Officer, is the only member of our Board who is also an employee. All compensation Mr. Chazen received from us in 2021 is included in the 2021 Summary Compensation Table.

Non-Employee Director Compensation Program

We believe that director compensation should be structured to attract and retain qualified directors. The Compensation Committee recommends to the Board for approval general principles for determining the form and amount of non-employee director compensation and, subject to such principles, evaluates annually the status of non-employee director compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reports findings and recommendations to the Board for approval.

Most recently, in May 2021, the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), presented a report to the Compensation Committee reviewing the competitiveness of our non-employee director compensation program as compared to the director compensation provided at companies in the 2021 Compensation Peer Group (described below under “Compensation Discussion and Analysis—Setting Executive Compensation—Compensation Peer Group”). Based on its review of FW Cook’s report, the Compensation Committee elected to make no changes to non-employee director compensation for the Board term beginning May 4, 2021, the date of our 2021 Annual Meeting of Stockholders (the “2021/2022 Term”), and the following non-employee director compensation program currently remains in effect:

Cash Fees

Compensation Element	2020/2021 Term	2021/2022 Term
Annual Cash Retainer	$50,000	$50,000
Supplemental Retainer for Audit Committee Chair	$15,000	$15,000
Supplemental Retainer for Compensation Committee Chair	$10,000	$10,000
Supplemental Retainer for Governance Committee Chair	$10,000	$10,000
Supplemental Retainer for Audit Committee Members (other than the Audit Committee Chair)	$5,000	$5,000
Supplemental Retainer for Lead Independent Director	$10,000	$10,000

All annual and supplemental retainers are paid in cash in substantially equal quarterly installments within ten days following the last day of each calendar quarter and are pro-rated for any partial calendar quarter in which a non-employee director serves on the Board or in a role to which a supplemental retainer applies, as applicable.

Reimbursement of Expenses

Each non-employee director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, subject to such substantiation requirements as the Company may require.

Equity Awards

Each non-employee director receives an annual equity award in the form of restricted stock units (“RSUs”) granted under the Long Term Incentive Plan. Each non-employee director also receives an initial equity award in the form of RSUs upon such non-employee director’s appointment to the Board, as applicable.

For the 2021/2022 Term, the annual equity award target value for the non-employee directors remained $130,000. In determining the number of RSUs to grant in 2021, we divided the annual equity award target value of $130,000 by the 20-day average closing price of our Class A Common Stock up to and including May 3, 2021, the last trading day before our 2021 Annual Meeting of Stockholders. Based on this calculation, each non-employee director received an annual equity award of 11,522 RSUs granted on May 4, 2021.

The annual RSU awards generally vest in full and are settled in shares of our Class A Common Stock on the earlier to occur of (i) the first anniversary of the date of grant, and (ii) the day preceding the Company’s next Annual Meeting of Stockholders, in each case, subject to the non-employee director’s continued service on the Board and the other terms and conditions of the Long Term Incentive Plan and the applicable award agreement. If, in connection with or following a change of control, a non-employee director ceases to serve as a Board member or other service provider, the RSUs will vest in full. In the event of a change of control in which the successor company does not assume the RSUs, the RSUs will vest in full on the date of the change of control if the director has continued to provide services through that date.

Non-employee directors are eligible to participate in a nonqualified deferred compensation plan that gives them the option to defer the settlement date of RSUs until the earlier of (i) the date on which such non-employee director ceases to serve on the Board, or (ii) the consummation of a change of control of the Company.

The non-employee directors are eligible to receive dividend equivalents with respect to outstanding RSUs they hold that have not been forfeited or settled as of any dividend record date, which are generally paid in cash at the same time the Company pays such dividend to its stockholders. If a non-employee director has elected to defer the settlement date of the underlying RSUs, then the non-employee director is instead credited with a number of whole or fractional additional RSUs equal to the aggregate value of the cash dividend equivalents the director would have received with respect to deferred RSUs held on any dividend record date, divided by the closing price of our Class A Common Stock on the dividend payment date. These additional RSUs are paid out at the time specified for the deferred RSUs. As of December 31, 2021, Mme. Acosta held 11,057 RSUs (including 57 additional RSUs credited as dividend equivalents) in the nonqualified deferred compensation plan, and Mme. Busch held 50,620 RSUs (including 261 additional RSUs credited as dividend equivalents) in the nonqualified deferred compensation plan.

Stock Ownership Guidelines

Within five years of appointment to the Board, each non-employee director is required to hold shares of the Company with a fair market value equal to five times the non-employee director’s annual retainer amount. Shares directly beneficially owned and unvested time-based restricted stock and RSUs are counted towards satisfying the guideline. All of our non-employee directors are currently in compliance with the guideline.

Director Compensation Table

The following table contains information about our non-employee directors’ compensation for the 2021 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Arcilia C. Acosta	$60,000	$131,466	$191,466
Angela M. Busch	$55,000	$131,466	$186,466
Edward P. Djerejian	$60,000	$131,466	$191,466
James R. Larson	$65,000	$131,466	$196,466
Dan F. Smith	$65,000	$131,466	$196,466
John B. Walker	$50,000	$131,466	$181,466

(1)	Reflects the aggregate grant date fair value of the 2021 annual RSU awards granted to our non-employee directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each non-employee director. The grant date fair value of each 2021 annual RSU award was based on a per share price of $11.41, which was the closing price of our Class A Common Stock on May 4, 2021, the grant date of the awards. See also Note 13—Stock Based Compensation to our audited financial statements included in our 2021 Form 10-K, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. The 2021 annual RSU award granted to each non-employee director was comprised of 11,522 RSUs, and, as of December 31, 2021, each non-employee director listed in the table above held 11,522 unvested RSUs. All unvested RSUs are scheduled to vest on May 2, 2022, subject to the non-employee director’s continued service through such date. As of December 31, 2021, Mme. Acosta held 11,057 RSUs (including 57 additional RSUs credited as dividend equivalents) in the nonqualified deferred compensation plan, and Mme. Busch held 50,620 RSUs (including 261 additional RSUs credited as dividend equivalents and including the 11,522 unvested RSUs granted in 2021) in the nonqualified deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (the “Named Executive Officers”) for the 2021 fiscal year, namely:

●	Stephen I. Chazen, our Chairman, President and Chief Executive Officer,
●	Christopher G. Stavros, our Executive Vice President and Chief Financial Officer,
●	Timothy D. Yang, our Executive Vice President, General Counsel, Corporate Secretary and Land, and
●	Steve F. Millican, our Senior Vice President, Operations.

Compensation Program Aligned with Best Practices and Business Strategy

We believe that our compensation program generally aligns with compensation best practices and market practice and effectively supports our ongoing business strategy. Magnolia’s objective is to generate stock market value over the long term through consistent organic production growth, high full-cycle operating margins, an efficient capital program with short economic paybacks, significant free cash flow after capital expenditures, and effective reinvestment of free cash flow. Magnolia’s business model prioritizes free cash flow, financial stability, and prudent capital allocation, and is designed to withstand challenging environments.

In furtherance of our strategic priorities, we have designed our incentive programs to primarily focus on metrics that lead to value creation, such as Operating Margin and Free Cash Flow Percentage goals, which collectively comprised 75% of our annual cash bonus awards in 2021, along with total stockholder return (“TSR”) and stock appreciation metrics, which are used in connection with our long term equity-based compensation program. In addition, the table below highlights practices we follow to promote good governance and create further alignment with our stockholders:

What We Do	What We Don’t Do
• A majority of our Named Executive Officers’ compensation is at risk	• We do not have employment agreements
• There are no overlapping performance metrics between our annual cash bonus program and our long term equity-based awards	• We do not provide excise tax gross-ups
• Payouts under our annual cash bonus program and our performance-based long term equity awards are capped at a maximum earning opportunity	• We do not have cash severance arrangements
• Almost 100% of our Named Executive Officers’ long term equity-based compensation each year (beginning in 2021) is subject to performance-based vesting conditions	• We do not provide excessive perquisites or other benefits
• We cap payouts under our PSUs at target in the event our absolute TSR is negative	• We do not allow hedging of our Common Stock or, without prior consent, pledging of Common Stock by our employees
• We maintain a clawback policy that allows us to recoup compensation in the event of certain financial restatements	• We do not reprice stock options without stockholder approval
• We maintain rigorous stock ownership guidelines for executives and non-employee directors
• We use an independent compensation consultant
• We conduct an annual say-on-pay vote

2021 Key Highlights and Compensation Impacts

2021 was a defining year for Magnolia. We achieved several new company records, including for pretax operating margins and earnings per share. We also initiated our first dividend payment during the year and were able to significantly reduce our share count through our share repurchase initiatives. Importantly, we also moved our Giddings asset into full development, allowing us to make significant improvements in our operating efficiencies and resulting in lower overall capital required to grow our total company production. Finally, we terminated the Services Agreement with EnerVest, resulting in lower overall costs and more efficient operations. These accomplishments were also reflected in our compensation-related actions for 2021:

●	After implementing a Company-wide cost reduction program in 2020 that involved temporarily reducing certain salary amounts by up to 10%, Magnolia reinstated the full salary amounts and then generally awarded corporate salary increases to its workforce for 2021 between 2% and 3%, with greater increases for a small number of special cases.
●	Our 2021 annual cash bonus program was comprised 75% of quantitative performance metrics (Operating Margin and Free Cash Flow Percentage) and 25% of certain qualitative metrics subject to the Compensation Committee’s assessment of individual goal attainment. As described in greater detail below, when establishing the 2021 annual cash bonus program, the Compensation Committee adjusted the weighting of the two quantitative metrics (which were the same metrics utilized in 2020), with the Operating Margin metric weighting increased to 50% and the Free Cash Flow Percentage metric decreased to 25%. Overall, the quantitative component of the 2021 annual cash bonus program for all employees across the Company was decreased from 80% to 75% of the total bonus opportunity to focus the participating Named Executive Officers and other employees on specific performance goals, the attainment of which comprised 25% of the total bonus opportunity for 2021. As was the case in 2020, the maximum payout opportunity under the 2021 annual bonus program was capped at 100% of the maximum bonus goal for each participating Named Executive Officer.
●	The Compensation Committee authorized payouts under the 2021 annual cash bonus program at 100% of the maximum bonus goal for each participating Named Executive Officer. The Company exceeded the specified performance levels with respect to both the Operating Margin and Free Cash Flow Percentage components, and the Compensation Committee recognized the Named Executive Officers’ leadership and significant contributions to our strong financial performance and other achievements for the year.
●	The participating Named Executive Officers received annual long term equity-based awards for 2021 primarily in the form of performance restricted stock units (“PRSUs”), subject to a stock appreciation vesting condition, along with a nominal number of time-based restricted stock units (“RSUs”). The stock appreciation threshold required to earn 100% of the PRSUs was achieved in 2021, but the PRSUs remain subject to continued service requirements for three years. The participating Named Executive Officers also continued to hold performance share units (“PSUs”) granted in 2019 and 2020, which are subject to relative total stockholder return (“TSR”) vesting conditions. The performance period for the 2019 PSUs ended on December 31, 2021, and the Compensation Committee subsequently certified our relative TSR performance placed us in the 95th percentile as compared to the TSR Peer Group (defined below under “—2021 Compensation Decisions—Long Term Equity-Based Compensation—Performance of Outstanding PSUs”), resulting in 150% of the 2019 target awards being earned.

The experience and expertise of Magnolia’s employees, including its Named Executive Officers, is critical to the Company’s ability to create value for Magnolia’s investors by growing the Company’s asset platform, generating substantial free cash flow, maintaining financial flexibility, and focusing on thoughtful capital allocation. We believe our executive compensation program continues to appropriately focus the Named Executive Officers and our other employees on the most important drivers of our business strategy and to be strongly aligned with our stockholders’ interests.

Strong Stockholder Support for 2021 Say-On-Pay Vote

At the 2021 Annual Meeting of Stockholders, our stockholders were asked to approve, on an advisory basis, the compensation of our Named Executive Officers for 2020. Advisory votes in favor of our executive compensation program were cast by over 99% of the shares of our Common Stock counted as present and entitled to vote at the 2021 Annual Meeting of Stockholders. The Compensation Committee reviewed and considered the results of this “say-on-pay” vote when evaluating the compensation of the Named Executive Officers in 2021 and 2022, along with other insights gleaned from ongoing stockholder outreach activities.

CEO Compensation

Mr. Chazen has invested a portion of his personal net worth in shares of our Class A Common Stock, both prior to and in connection with the completion of the Business Combination, and he continues to make periodic investments in our stock. The only compensation Mr. Chazen has received from us is reflected in the Summary Compensation Table. To date, Mr. Chazen has not been granted any compensatory awards under our Long Term Incentive Plan. We have agreed with Mr. Chazen that, at this time, his base salary will remain well below the market median and he will not participate in our annual cash incentive and long term equity-based compensation programs and, due to his substantial holdings in our Class A Common Stock, the Compensation Committee believes that he is appropriately aligned with stockholder interests and motivated to drive successful performance outcomes for our Company.

Human Capital and Safety Priorities

At Magnolia, employees drive the Company’s strategy and success. Magnolia’s team is made up of individuals from a variety of different backgrounds and career paths. Magnolia values and uses its diverse expertise, experiences, and ideas and recognizes that the Company’s success depends on it. We terminated our Services Agreement with EnerVest on June 30, 2021, transitioned previously outsourced functions in-house, and grew our workforce to 192 total employees as of December 31, 2021.

One of Magnolia’s key human capital priorities is to hire the most qualified individuals while promoting the Company’s workforce diversity. As of December 31, 2021, 26% of Magnolia’s total employee population was female and 31% identified as a member of a minority group, as defined by the U.S. Equal Employment Opportunity Commission. At the Company’s headquarters location in Houston, Texas, 38% of Magnolia’s employees were female and 36% identified as a member of a minority group. At Magnolia’s Giddings and Gillett, Texas locations, combined, 6% of Magnolia’s employees were female and 23% identified as a member of a minority group. In addition, within our current officer team, three of our 13 officers are female and two of our 13 officers identify as a member of a minority group.

Safety is also a core value at Magnolia, and the Company is committed to taking proactive measures to protect everyone on all worksites. In support of that commitment, Magnolia tracks safety performance across its operations through regularly updated safety scorecards and other measures. In addition to common lagging indicators, such as employee and contractor recordable incidents, Magnolia also tracks leading indicators such as safety observations and near-miss reports. We have also implemented monthly safety-related training for our field employees and measures to enhance contractor HSE performance and our own emergency response plans. Further, Magnolia has continued to respond to the COVID-19 pandemic in 2021 with enhanced safety processes and protocols. The primary goals in the Company’s COVID-19 response are to protect Magnolia employees, sustain essential services, and strive to operate efficiently and effectively.

The Company encourages its employees to think and act like owners and plans to remain focused on providing its employees with opportunities to build a winning company that safeguards workers and the environment, enhances careers, strengthens local communities, and increases value for all stakeholders. Additional information about our efforts to effectively manage human capital at Magnolia is available on pages 14 and 15 of our 2021 Form 10-K. Please also refer to “Corporate Governance—Commitment to Sustainability” in this proxy statement.

Compensation Philosophy and Objectives

We have designed our compensation programs around the following objectives to reward performance that supports our long term strategy and achievement of our short term goals:

Compensation Objective	How We Accomplish this Objective
Be Competitive	• We maintain market-competitive compensation programs in line with the compensation of similarly situated positions at companies in our Compensation Peer Group.
Pay for Performance

•    The majority of our executives’ compensation is in the form of variable, at-risk compensation.

•    Our 2021 annual bonus program is tied to specific Company financial objectives.

•    For 2021, almost 100% of our Named Executive Officers’ long term equity-based compensation is subject to performance-based vesting conditions.

Align with Stockholders’ Interests

•    We provide a significant portion of compensation in the form of long term equity-based awards.

•    The maximum payout under our 2021 PRSU awards, which include a stock price appreciation vesting condition, is 100% of target.

•    The 2021 PRSUs pay out at either 0% or 100% of target; if the stock price appreciation vesting condition is not met during the performance period, then all PRSUs are forfeited even if the service-based vesting conditions have been met.

•    Our outstanding PSU awards cap payouts at target level in the event that the Company’s absolute TSR is negative.

•    Our 2021 annual bonus program primarily focuses on metrics that we believe will lead to value creation and are strongly aligned with our business strategy.

Key Components of our Compensation Policy

Total 2021 direct compensation received by our Named Executive Officers is comprised of the elements included in the chart below. Indirect compensation (such as retirement and health and welfare benefits) are discussed under “—2021 Compensation Decisions—Other Compensation—Other Benefits” below.

Compensation Element	Purpose	Description and Valuation
Base Salary	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent	Compensates executive officers for their level of responsibility, skills, capabilities, experience, and leadership
Annual Cash Bonus Awards * Mr. Chazen does not participate in our annual short term incentive program and did not receive an annual bonus for 2021	Motivate and reward performance achievement against annual quantitative and qualitative performance metrics

For 2021, our annual cash bonus program was comprised of the following components:

●    75% tied to quantitative performance metrics of Operating Margin (weighted 50%) and Free Cash Flow Percentage (weighted 25%), and

●    25% tied to the Compensation Committee’s assessment of individual goal attainment on certain qualitative metrics

Each Named Executive Officer’s bonus is capped at 100% of the officer’s maximum bonus goal

Long Term Equity-Based Awards ● PRSUs ● Time-based RSUs ● PSUs * Mr. Chazen did not receive any long term equity-based awards during 2021	Reward creation of long term stockholder value and achievements consistent with our long term business strategies Align Named Executive Officer compensation with changes in stockholder value

Builds a consistent ownership stake in Magnolia that aligns the interests of executive officers and stockholders

●    2021 PRSUs (almost 100% of 2021 annual grants) are subject to a stock appreciation vesting condition, as well as continued service vesting requirements, with approximately 50% of the PRSUs subject to three year ratable vesting and the remaining 50% of the PRSUs subject to three year cliff vesting

●    2021 RSUs (1,200 to each Named Executive Officer) have a three year continued service requirement for full vesting that provides a retention incentive, along with time-based RSUs granted in prior years

●    Previously granted PSUs motivate improvement in stockholder value to further align executive and stockholder interests, with the number of shares ultimately received dependent upon our relative TSR performance over the three year performance period

2021 Compensation Decisions

Base Salary

Base salary provides our Named Executive Officers with a base level of financial security and supports the Compensation Committee’s objectives of attracting and retaining top talent. The base salary for each of the Named Executive Officers (other than Mr. Chazen) reflects the responsibilities of their positions, their expected contributions to the success of the Company, internal pay equity, and their relative position to the market. The Compensation Committee reviews the base salary of each Named Executive Officer annually.

After implementing a Company-wide cost reduction program in 2020 in response to the COVID-19 pandemic and volatile industry conditions, which involved temporarily reducing certain salary amounts by up to 10%, Magnolia restored the base salary rates of the Named Executive Officers (other than Mr. Chazen) to their 2019 levels at the end of 2020. For 2021, the Compensation Committee reviewed base salary data for similarly situated executives in the 2021 Compensation Peer Group (described below under “—Setting Executive Compensation—Compensation Peer Group”) and, in February 2021, approved new annual base salary rates for the Named Executive Officers, to be effective March 6, 2021. These new rates were generally the same as, and in some cases slightly lower than, the rates previously approved for the officers (other than Mr. Chazen) effective as of March 2020 prior to implementation of Magnolia’s 2020 cost reduction program.

Magnolia believes that the 2021 base salary rates for the Named Executive Officers (other than Mr. Chazen) appropriately reflect Magnolia’s positioning and performance as compared to the 2021 Compensation Peer Group and current industry conditions. With respect to Mr. Chazen’s base salary, the Compensation Committee determined that a more substantial increase for 2021 was appropriate because Mr. Chazen receives no other compensation from the Company (other than Company-paid 401(k) plan matching and non-elective contributions). Mr. Millican’s 2021 base salary rate is the same as the base salary rate previously approved for him effective as of March 2020.

The 2021 base salary rates for the Named Executive Officers are as follows:

Named Executive Officer	2020 Base Salary (Effective October 5, 2020)	2021 Base Salary (Effective March 6, 2021)
Stephen I. Chazen	$225,000	$350,000
Christopher G. Stavros	$520,000	$531,400
Timothy D. Yang	$452,400	$462,500
Steve F. Millican	$301,600	$350,000

Annual Incentive Program

For 2021, our Named Executive Officers (other than Mr. Chazen) were eligible to earn cash bonus awards under the annual short term incentive program (the “2021 Bonus Program”) established by the Compensation Committee. FW Cook previously provided the Compensation Committee with an overview of developing incentive plan design trends within the oil and gas industry and a summary of peer group practices for annual incentive plan design. The awards under the 2021 Bonus Program are based upon the level of achievement across certain quantitative Company performance metrics, which emphasize Company financial performance and support our investor proposition, as well as a qualitative performance assessment by the Compensation Committee.

In February 2021, the Compensation Committee approved individual bonus goals for each participating Named Executive Officer that represent the maximum potential bonus amounts that may be earned by each participating Named Executive Officer under the 2021 Bonus Program. The 2021 maximum individual bonus goal for each participating Named Executive Officer, as a percentage of base salary, remained the same as in 2020; however, such percentage for the 2021 bonuses was applied to the increased base salary rates in effect as of December 31, 2021. The maximum bonus goals for the Named Executive Officers in the 2021 Bonus Program were as follows:

Named Executive Officer	Maximum Bonus Goal (% of Base Salary in effect as of December 31, 2021)	Maximum Bonus Goal (Dollar Amount)
Stephen I. Chazen	n/a	n/a
Christopher G. Stavros	123%	$653,700
Timothy D. Yang	123%	$568,900
Steve F. Millican	108%	$378,000

The maximum payout under the 2021 Bonus Program is equal to 100% of the maximum bonus goal for each participating Named Executive Officer, and the Compensation Committee aims to establish maximum performance objectives (described in greater detail in the tables below) that are sufficiently rigorous that the expected annual bonus pool funding will, on average, be less than 100%, with only the top performing employees having an opportunity to earn the maximum amount. Like with the 2020 bonus program, the maximum bonus goals under the 2021 Bonus Program are higher than the target amounts that were set for the 2019 bonus program (where the maximum payout level was equal to 150% of the applicable target bonus amount) in order to maintain competitive payouts and continue to attract and retain top talent.

In February 2021, the Compensation Committee approved the performance metrics for the 2021 Bonus Program, as well as the weightings and minimum and maximum performance objectives for each metric, as follows:

Metric	Weighting	What It Is	Why We Use It
Quantitative Performance Metrics
Operating Margin	50%	Earnings before interest and taxes as a percentage of our total revenue	These quantitative metrics were selected to focus our Named Executive Officers on capital efficiency and returns to align with stockholder interests and our communicated strategic priorities.
Free Cash Flow Percentage	25%

Earnings before interest, taxes, depreciation, amortization, and exploration expense, adjusted for certain unusual or non-recurring items (“Adjusted EBITDAX”) (as reconciled to our public releases), minus drilling and completion capital (excluding leasehold and acquisition capital) as a percentage of Adjusted EBITDAX

Qualitative Performance Metrics
Individual Goal Assessment by the Compensation Committee	25%

An assessment by the Compensation Committee of objectives with respect to key individual goals of importance to the Company, focusing on specific activities and contributions by the Named Executive Officer

			This assessment focuses the Named Executive Officers on specific performance goals in order to promote the advancement of objectives related to our long term strategy and to increase stockholder value

For the Operating Margin component, the 2021 Bonus Program included a range of performance outcomes between the minimum and maximum objectives (the “Payout Range”), which are generally based on the Company’s approved budget and operating plan for the year. The Payout Range for the Operating Margin component for 2021 is set forth in the table below entitled “Performance Outcomes” and is substantially higher than the performance outcome actually achieved with respect to this metric in 2020, which was -102%. The minimum objective reflects the level of performance the Compensation Committee believes must be met before any payout is warranted. For 2021, the Compensation Committee increased the minimum performance level for this metric from 20% to 25%, despite the Company’s negative performance outcome for 2020. No amount will be earned with respect to this portion of the 2021 Bonus Program if the minimum performance level is not obtained. The maximum objective challenges management to achieve exceptional performance. For actual performance outcomes falling within the Payout Range, the Compensation Committee determines the actual amount earned for that metric using linear interpolation. The weighting for the Operating Margin component for 2021 was increased from 30% to 50% in order to incentivize focus on improving actual performance outcomes on this metric for the year.

The quantitative performance objective of Free Cash Flow Percentage was weighted 25% for 2021 (reduced from 50%), and the full portion of this component is earned if the performance actually attained meets or exceeds the specified performance level. No amount will be earned with respect to this portion of the 2021 Bonus Program if the specified performance level is not obtained. The specified performance level for the Free Cash Flow Percentage component for 2021 remained at 35%, which is the same performance level as for 2020.

The individual performance portion of the 2021 Bonus Program focuses on objectives with respect to key individual goals of importance to the Company and is meant to further motivate Named Executive Officers to pursue value creation and our long term strategy. Because of the qualitative nature of these metrics, success does not necessarily depend on achievement with respect to any particular factor; rather, success may be evaluated based on past norms, expectations, and responses to unanticipated obstacles or opportunities. For 2021, the Compensation Committee decided to shift away from a qualitative Company performance evaluation and to instead focus on individual goal attainment by each participating Named Executive Officer in order to incentivize the officers to take proactive measures to achieve long and short term goals and create stockholder value, based on a wide range of considerations that may change over the course of the year. The Compensation Committee also determined that it was appropriate to increase the weighting of this qualitative component from 20% to 25% in order to highlight the importance of individual contributions towards the achievement of overall Company goals and increasing stockholder value. Since our bonus goals represent maximum payouts, only the top performing employees have the opportunity to earn their maximum amount.

Payouts under the 2021 Bonus Program may range from 0% (for below minimum performance on all metrics) up to 100% of the maximum bonus goal (if performance exceeds the specified performance level or levels for all metrics). Minimum and maximum payout limits are applied separately to each of the quantitative metrics as well as to the individual performance portion. The Compensation Committee monitors our performance against the quantitative objectives and discusses progress against those objectives at each committee meeting.

In February 2022, the Compensation Committee evaluated the Company’s performance on the pre-established quantitative and individual performance metrics for 2021 and made the following determinations:

Performance Outcomes
Metric	Weight	Specified Performance Levels and Payout Range			Maximum Weighted Outcome	Actual 2021 Result	Funding Result	Weighted Score
Operating Margin	50%	Minimum performance level 25%	ß-------à	Maximum performance level 50%	0% to 50%	56%	100%	50%
		(2020 Operating Margin was -102%)
		Minimum payout 30%	ß-------à	Maximum payout 100%
Free Cash Flow Percentage	25%	Minimum specified performance level ß---------- 35% or higher ---------à			0% or 25%	72%	100%	25%
		(2020 Free Cash Flow Percentage was 42%)
		Payout ß--------------- 100% --------------à
Individual Goal Assessment	25%	Payout ß------------ up to 100% -----------à			0% to 25%	Significant Success	up to 100%	up to 25%
TOTAL	100%	—			—	—	—	up to 100%

As shown in the table above, the Company exceeded the applicable performance levels for both of the quantitative performance metrics. Our results with respect to Operating Margin exceeded the maximum performance level specified in the Payout Range due primarily to the impact of significant commodity price improvement, coupled with reduction in depreciation, depletion and amortization and selling, general, and administrative costs. Our results with respect to Free Cash Flow Percentage also exceeded the specified performance level due to commodity price increases, operational efficiencies, the ability to grow our business with limited investment, and a pivot towards Giddings that has been more capital efficient. These results yielded full funding with respect to the quantitative portions of the 2021 Bonus Program awards.

In connection with performing the individual performance assessment for the Named Executive Officers, the Compensation Committee recognized that the Company achieved significant success in a number of areas, including:

●	We successfully managed our drilling and completion program in a safe and effective manner.
●	We made significant strides in further de-risking our Giddings acreage position.
●	In Giddings, we increased the average number of wells per pad to 2.9 and the average well length by approximately 800 feet, while decreasing average days to drill by 1.3.
●	We repurchased 25.3 million shares for a total of $340 million, reducing our fully diluted shares by 10%.
●	We successfully terminated the Services Agreement with EnerVest and assumed complete responsibility for all aspects of the Company, resulting in a lower-cost and higher performing operating model.
●	We expanded our organizational capabilities via the recruitment of 67 new hires in 2021.

Due to the Named Executive Officers’ leadership and contributions in these areas, the Compensation Committee determined that it was appropriate to certify full payout for each Named Executive Officer with respect to the qualitative component of the 2021 Bonus Program. The Compensation Committee ultimately approved payouts under the 2021 Bonus Program equal to 100% of each Named Executive Officer’s maximum bonus goal. The actual amounts paid to our Named Executive Officers with respect to the 2021 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long Term Equity-Based Compensation

The Company maintains the Long Term Incentive Plan, which was effective upon the closing of the Business Combination. At our 2021 Annual Meeting of Stockholders, our stockholders approved an increase in the number of shares available for grant under the Long Term Incentive Plan of 5,000,000 shares. Each February, we grant our Named Executive Officers (other than Mr. Chazen) long term equity-based incentive awards under the Long Term Incentive Plan. The Compensation Committee determines the amount of these awards, as well as the mix of time- and performance-based awards.

For treatment of outstanding long term equity-based incentive awards in the event of an officer’s termination of employment or the occurrence of a change of control, please see “Executive Compensation—Potential Payments Upon Termination or a Change of Control.”

2021 Awards

For 2021, the Compensation Committee changed the form of awards and the mix of time- and performance-based awards granted. Specifically, the Compensation Committee determined to make the annual long term equity-based incentive awards to the Named Executive Officers primarily in the form of PRSUs that are subject to both stock price performance and continued service vesting conditions. For 2021, each Named Executive Officer also received a grant of a nominal number of RSUs subject solely to time-based vesting conditions over a three year period. For the prior two years, the annual Named Executive Officer long term equity-based awards had been allocated approximately 50% in the form of PSUs with a relative TSR metric and approximately 50% in the form of RSUs subject to time-based vesting conditions. Since the Named Executive Officers continue to hold outstanding PSU and RSU awards granted in prior years, the Compensation Committee determined that it was appropriate to also incentivize Named Executive Officers to increase Magnolia’s stock price over a sustained period through the grant of primarily PRSU awards in 2021.

The awards granted to our Named Executive Officers in 2021 are set forth in the following table:

			2021 Annual Long Term Equity-Based Awards (3)
Named Executive Officer	Annual LTI Target (% of Base Salary) (1)	Annual LTI Amount (Dollar Value) (2)	RSUs	PRSUs (ratable)	PRSUs (cliff)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a
Christopher G. Stavros	400%	$2,080,000	1,200	109,320	110,520
Timothy D. Yang	325%	$1,470,300	1,200	76,924	78,124
Steve F. Millican	270%	$814,320	1,200	42,068	43,268

(1)	The Compensation Committee reviewed long term incentive award data for similarly situated executives in the 2021 Compensation Peer Group but did not approve any changes to the “Annual LTI Target” percentages for the Named Executive Officers for 2021.
(2)	This amount was determined by multiplying the “Annual LTI Target” percentage and the Named Executive Officer’s base salary rate in effect on February 18, 2021 and was the same “Annual LTI Target” that was in effect for each Named Executive Officer for 2020.
(3)	The amount awarded to each Named Executive Officer was determined by dividing the officer’s “Annual LTI Amount” by $9.41, which was the 20 day average closing price of our Class A Common Stock for the period ending February 17, 2021, to calculate a target number of shares. Each Named Executive Officer received (a) 1,200 RSUs subject solely to time-based vesting conditions, (b) 50% of his target number of shares (less 1,200) in the form of PRSUs with a three year ratable vesting schedule, and (c) the remaining 50% of his target number of shares in the form of PRSUs with a three year cliff vesting schedule.

The Compensation Committee believes that RSU awards subject to solely time-based vesting conditions support sustaining and increasing stockholder value. During 2021, the Company granted 1,200 RSUs to all Company employees to drive an ownership mentality. The participating Named Executive Officers were also eligible to receive these RSUs, which offset the number of ratable PRSUs granted to the Named Executive Officer as described in footnote (3) above. Subject to the executive’s continued service with us, the 2021 RSUs will vest in three substantially equal annual installments commencing on the first anniversary of the March 1, 2021 vesting commencement date. If the vesting conditions are satisfied, then settlement in the form of our Class A Common Stock will occur within 60 days following the vesting date.

The Compensation Committee believes that the PRSU awards provide additional alignment between the interests of management and stockholders and motivate management to increase Company performance. The participating Named Executive Officers may earn either 0% or 100% of the target number of PRSUs awarded based on whether Magnolia’s stock price achieves a target average stock price for any 20 consecutive trading days during the performance period beginning February 18, 2021 and ending on February 17, 2026. The target average stock price represents a 15% increase in the average closing stock price for the 20 consecutive trading days leading up to the February 18, 2021 grant date. If PRSUs are not earned by the end of the five-year performance period, the PRSUs will be forfeited and no shares of Class A Common Stock will be issued, even if the continued service vesting conditions have been met.

Ratable PRSUs (if earned) vest in three substantially equal annual installments on the first, second, and third anniversaries of March 1, 2021, which is the vesting commencement date, subject to the Named Executive Officer’s continued service through each applicable vesting date. Cliff PRSUs (if earned) vest in full on March 1, 2024, which is the third anniversary of the vesting commencement date, subject to the Named Executive Officer’s continued service through that date. The Compensation Committee certified that the stock price performance condition was achieved as of March 17, 2021. The earned PRSUs remained subject to the applicable continued service vesting conditions, which the Company believes continue to appropriately align Named Executive Officer interests with those of our stockholders and motivate our Named Executive Officers to enhance stockholder value.

Performance of Outstanding PSUs

The PSUs previously granted to the Named Executive Officers in 2019 and 2020 measure TSR relative to a peer group of companies (the “TSR Peer Group”) over a three year performance period (ending December 31, 2021 for the 2019 PSUs and ending December 31, 2022 for the 2020 PSUs). Each PSU, to the extent earned, represents a contingent right to receive a share of Class A Common Stock, and the officer may earn between 0% and 150% of the target number of PSUs awarded. In addition to the TSR conditions, vesting of the PSUs is subject to the officer’s continued employment through the date of settlement of the PSUs (which will occur within 60 days following the conclusion of the performance period).

The TSR Peer Group is comprised of the following 21 oil and gas exploration and production (“E&P”) companies in the S&P Oil & Gas Exploration & Production Select Industry Index with a market capitalization between $1.0 billion and $10.0 billion as of December 31, 2019. The Compensation Committee worked with FW Cook to determine appropriate adjustments to the TSR Peer Group for 2020:

2020 TSR Peer Group (1)
Apache Corporation	Devon Energy Corporation (2)	PDC Energy, Inc.
Cabot Oil & Gas Corporation	EQT Corporation	QEP Resources, Inc.
Callon Petroleum Corporation	Kosmos Energy Ltd.	Range Resources Corporation
Centennial Resource Development, Inc.	Matador Resources Company	SM Energy Company
Chesapeake Energy Corporation	Murphy Oil Corporation	Southwestern Energy Company
Cimarex Energy Co.	Oasis Petroleum, Inc.	Talos Energy Inc. (2)
CNX Resources Corporation	Parsley Energy, Inc.	WPX Energy, Inc.

(1)	For purposes of creating the 2020 TSR Peer Group, the following companies were removed from the TSR Peer Group established for the 2019 awards: (a) Carrizo Oil & Gas, Inc., due to its acquisition by Callon Petroleum Corporation on December 20, 2019, (b) Jagged Peak Energy, Inc., due to its acquisition by Parsley Energy, Inc. on January 10, 2020, and (c) SRC Energy Inc., due to its acquisition by PDC Energy, Inc. on January 14, 2020. In addition, four peer companies—Antero Resources Corporation, Gulfport Energy Corporation, Noble Energy, Inc., and Whiting Petroleum Corporation—were removed due to changes in their relative size.
(2)	Represents new companies added to the TSR Peer Group for 2020.

In the event of a merger or other business combination of two peer group members, the surviving, resulting or successor entity will continue to be treated as a member of the TSR Peer Group, provided the common stock or similar equity security of such company is listed or traded on a national securities exchange through the last day of the performance period. In addition, if a peer group company is acquired by or becomes a private company, (1) during the first year of the performance period, the company is removed from the TSR Peer Group, or (2) on or after the first anniversary of the performance period commencement date, the company’s TSR is measured as of the date of consummation of such acquisition. If a peer group company files for bankruptcy, liquidates due to insolvency, or is delisted, the company’s TSR is deemed to be negative 100% and, if multiple peer group companies file for bankruptcy, liquidate, or are delisted during the performance period, such members will be ranked in the order of when such event occurs, with earlier bankruptcies, liquidations, and delistings ranking lower than later ones.

TSR is calculated as the change in stock price plus dividends over the performance period, assuming that the dividends were reinvested in the applicable company. At the end of the performance period, the companies in the TSR Peer Group, including the Company, will be arranged by their respective TSRs to determine relative TSR. Payout of the PSU awards is determined in accordance with the following schedule:

Level	Relative TSR Performance (Percentile Rank v. Peers)	Earned PSUs (% of Target)
< Threshold	< 30th percentile	0%
Threshold	30th percentile	50%
Target	50th percentile	100%
Maximum	≥ 80th percentile	150%

The percentage of the target number of PSUs that become earned PSUs for performance between threshold, target and maximum achievement levels will be calculated using linear interpolation. If the Company’s absolute TSR at the end of the performance period is negative, then the ultimate payout of the PSUs will be capped at target level, regardless of the Company’s actual percentile ranking for the performance period.

Magnolia did not make any adjustments to its outstanding PSU awards in response to the COVID-19 pandemic or the general industry downturn during 2020, as we believe that relative TSR metrics automatically self-adjust to changes in macro-conditions. With respect to the PSUs previously awarded in 2019, on February 16, 2022, the Compensation Committee certified that our performance as of December 31, 2021 placed us in the 95th percentile as compared to the TSR Peer Group, resulting in 150% of the target award being earned as of December 31, 2021.

Other Compensation

Severance and Change of Control Benefits

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all of our salaried employees) are provided under the award agreements governing outstanding long term equity-based incentive awards.

Magnolia believes that post-termination payments or benefits, such as accelerated equity award vesting, allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process. All of our long term equity-based incentive awards provide for double trigger vesting acceleration in connection with a change of control, unless the successor company or its parent fails to assume outstanding awards. In the event of certain qualifying terminations of employment not in connection with a change of control, any accelerated vesting occurs only on a pro-rata basis reflecting the officer’s period of service with Magnolia. Please see “Executive Compensation—Potential Payments Upon Termination or a Change of Control” for more information.

Other Benefits and Perquisites

We maintain a 401(k) plan where participating employees, including our Named Executive Officers, may receive from the Company a 5% matching contribution and a 3% non-elective contribution each year, subject to applicable compensation limitations.

The Named Executive Officers are eligible to receive health and wellness benefits, including medical, dental, life, and disability insurance, on the same basis as our other salaried employees.

We do not currently provide any perquisites and other personal benefits to our Named Executive Officers, other than reimbursement for the cost of an annual executive physical examination. During 2021, Mr. Chazen occasionally utilized Magnolia personnel and had Magnolia pay for minor items such as postage for personal purposes. Mr. Chazen reimbursed Magnolia $25,000 for these costs, which is an amount greater than the costs that Magnolia incurred on his behalf during the year.

Setting Executive Compensation

Under its charter, the Compensation Committee administers and determines the parameters of our executive officer compensation program, including appropriate target levels and performance measures and the allocation between short term and long term compensation and cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each Named Executive Officer. The Compensation Committee has primary authority for determining and approving incentive and equity-based compensation and our other executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee considers, among other factors:

●	Individual and Company performance relating to each Named Executive Officer’s position at the Company;
●	Alignment of Named Executive Officer compensation with short term and long term Company performance;
●	Competitiveness of compensation with Compensation Peer Group (as defined below) companies, internal pay equity among individuals with similar expertise levels and experience, and the unique skill sets of the individual;
●	Market demand for individuals with the Named Executive Officer’s specific expertise and experience;
●	Data and analysis provided by the Compensation Committee’s independent compensation consultant;
●	General industry compensation data; and
●	The Named Executive Officer’s background, experience, and circumstances, including prior related work experience and training.

The Compensation Committee generally seeks to provide total compensation to our Named Executive Officers (other than Mr. Chazen) that is competitive with the total compensation provided to similarly situated officers at companies within our Compensation Peer Group. However, the Compensation Committee retains discretion to allow for individual adjustments based on factors and considerations specific to the individual. The Compensation Committee annually evaluates our Chief Executive Officer and is solely responsible for determining his compensation package.

Each year, our Chief Executive Officer evaluates each of the other Named Executive Officers and makes compensation recommendations to the Compensation Committee considering input from FW Cook, performance against Company goals, and each Named Executive Officer’s individual performance and contributions to the Company.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the sole discretion to retain or obtain advice from, oversee, and terminate any compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation, and oversight of any work of any such adviser retained by the Compensation Committee. The Compensation Committee has engaged FW Cook as its compensation consultant for evaluating officer compensation since 2018.

In connection with the determination of executive compensation for 2021, FW Cook presented materials to the Compensation Committee regarding current trends on executive pay for public companies in the oil and gas space. FW Cook also provided peer group review and recommendations, benchmarking of Named Executive Officer and non-employee director compensation, and pre-proxy season assessment of anticipated proxy advisory firm evaluations. FW Cook assists in the design of incentive and other compensation programs and provides ongoing support with respect to regulatory developments and other considerations that affect compensation and benefit programs generally, as requested by the Compensation Committee.

FW Cook reports exclusively to the Compensation Committee. The Compensation Committee most recently reviewed FW Cook’s independence in August 2021 and determined that there were no conflicts of interest as a result of this engagement. Specifically, the Compensation Committee determined that FW Cook was an independent adviser based on the factors outlined by NYSE.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Peer Group

The Compensation Committee maintains a Compensation Peer Group comprised of companies that compete with us for executive talent. The composition of the Compensation Peer Group is reviewed periodically.

In November 2020, the Compensation Committee asked FW Cook to review the Company’s Compensation Peer Group for continued appropriateness since the Company’s last update of its Compensation Peer group in November 2019. FW Cook’s framework identified companies in the E&P industry that are publicly traded on major U.S. stock exchanges and generally focused on companies between one-fourth times and four times Magnolia’s size in market capitalization, revenue, total assets, and earnings before interest, taxes, depreciation, and amortization (“EBITDA”), although the financial parameters were expanded slightly by FW Cook to account for recent volatility in the E&P sector. When assessing the appropriateness of peers, market capitalization was used as the primary selection criteria. The screening framework then eliminated companies with unique business characteristics, such as ownership structure or operating model. FW Cook typically recommends that only land-based E&P companies be included but, for purposes of the 2021 Compensation Peer Group, did not automatically exclude offshore oil and gas companies from consideration since the number of potential peer companies was limited due to industry consolidation and bankruptcies.

Based on FW Cook’s screening process, the Compensation Committee adopted the Compensation Peer Group below for purposes of evaluating 2021 compensation (the “2021 Compensation Peer Group”) for the Named Executive Officers (other than Mr. Chazen). The Company was positioned between the median and the 75th percentile of the 2021 Compensation Peer Group for market capitalization and in the lower quartile for revenue, assets, and EBITDA.

2021 Compensation Peer Group (1)
Bonanza Creek Energy, Inc. (2)(3)	Comstock Resources, Inc.	SM Energy Company
Callon Petroleum Company	Kosmos Energy Ltd. (2)	Southwestern Energy Company (2)
Centennial Resource Development, Inc.	Matador Resources Company	Talos Energy Inc. (2)
Cimarex Energy Co. (4)	PDC Energy, Inc.	Whiting Petroleum Corporation (6)
CNX Resources Corporation	QEP Resources, Inc. (5)	WPX Energy, Inc. (7)
Range Resources Corporation (2)

(1)	Four companies were removed from the prior Compensation Peer Group established for 2020 compensation purposes: (a) Jagged Peak Energy, Inc., which was acquired by Parsley Energy, Inc. on January 10, 2020, (b) SRC Energy Inc., which was acquired by PDC Energy, Inc. on January 14, 2020, (c) Oasis Petroleum, Inc., which filed for bankruptcy on September 30, 2020, and (d) Parsley Energy, Inc., which was acquired by Pioneer Natural Resources Company on January 12, 2021. Other companies could have been removed for their relatively small market capitalizations but were retained to maintain year-over-year consistency in the peer group and ensure a robust data set for benchmarking executive compensation.
(2)	Represents new companies added to the Compensation Peer Group for 2021. A total of 18 companies met three or four of the financial screening criteria for addition to the group but 13 were subsequently eliminated due to their relative size or business model.
(3)	Bonanza Creek Energy, Inc. and Extraction Oil & Gas, Inc. merged on November 1, 2021 to create a combined company, Civitas Resources, Inc.
(4)	Cimarex Energy Co. and Cabot Oil & Gas Corp. merged on October 1, 2021 to create a combined company, Coterra Energy Inc.
(5)	On March 17, 2021, QEP Resources, Inc. was acquired by Diamondback Energy, Inc. in an all-stock merger.

(6)	Whiting Petroleum Corporation (“Whiting”) filed for bankruptcy in April 2020 but emerged in September 2020, and Whiting remained in the peer group because compensation data was available for its new executive team.
(7)	On January 7, 2021, WPX Energy, Inc. (“WPX”) was acquired by Devon Energy Corporation in a merger of equals.

Other Policies and Practices

Anti-Hedging and Anti-Pledging Policy

Our Insider Trading Policy prohibits all Company employees and directors from engaging in hedging transactions with respect to our securities (which includes any securities issued by, or convertible or exchangeable for securities issued by, the Company or our subsidiaries), including a prohibition on trading in any derivative security relating to the same. In addition, our Insider Trading Policy prohibits holding such securities in a margin account or, without the prior written consent of the Board or the Audit Committee, pledging such securities for a loan or other obligations.

Stock Ownership Guidelines

In December 2018, we adopted stock ownership guidelines that require officers to maintain consistent ownership of Magnolia stock based on a multiple of the executive’s annual base salary as set forth below:

Position	Ownership Requirement
Chief Executive Officer	10x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Executives have up to five years after commencing a particular officer position to meet the stock ownership guidelines applicable to that position. Shares directly beneficially owned and unvested time-based restricted stock and RSUs are counted towards satisfying the guideline. An officer who has not yet attained the applicable ownership level is required to retain 50% of any shares received upon the vesting and settlement of long term equity-based incentive awards (determined after any reduction to pay income tax liabilities relating to the award). If the ownership requirement has not been attained within the five year period, then the officer will be required to retain 100% of any such after-tax shares. All of our Named Executive Officers are currently in compliance with the stock ownership guidelines. The Governance Committee is responsible for administering, amending, and interpreting the stock ownership guidelines.

Clawback Policy

Under our Corporate Governance Guidelines, the Board may seek to recover incentive compensation awarded to our executive officers where the payment or award was predicated upon the achievement of financial results that (i) are subsequently the subject of a material negative restatement of our financial statements or (ii) are the product of misconduct or fraudulent activity and, in either case, a lower incentive payment would have been made to the executive officer based upon the restated financial results.

In addition, our Long Term Incentive Plan provides that all plan awards may be subject to our written clawback policies, including any policy we may adopt to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any such policy may subject awards (and amounts paid or realized with respect to awards) to reduction, cancelation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to our material noncompliance with financial reporting regulations. Long term equity-based incentive awards granted to our Named Executive Officers also specifically provide that, to the extent required by applicable law or any Board policy, shares of stock issued under those awards are subject to forfeiture, repurchase, recoupment, and cancellation. Certain RSU, PSU, and PRSU awards also provide that, in the event an individual’s employment is terminated for “Cause,” all unpaid amounts, whether or not vested, subject to such award will terminate automatically and be forfeited. For these purposes, the applicable definition of Cause includes the individual’s breach of Magnolia’s Code of Business Conduct and Ethics, commission of a felony or a crime involving moral turpitude, and other bad acts described more fully in the “Executive Compensation—Potential Payments Upon Termination or a Change of Control—Applicable Definitions” section of this proxy statement.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. With the assistance of FW Cook, in November 2021, the Compensation Committee reviewed and discussed the design features, characteristics, performance metrics, and approval mechanisms of total compensation for all employees, including salaries, our incentive bonus program, and long term equity-based compensation awards, to determine whether any of our practices or programs could create risks that are reasonably likely to have a material adverse effect on us. Based on this assessment, the Compensation Committee determined that the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

●	There is an appropriate balance between fixed and variable pay, cash and equity, and short and long term incentives.
●	Our compensation programs are designed to appropriately mitigate risk because (i) employees are in structured programs appropriately aligned with the risk profile and compensation strategy of the Company that have a market-based maximum earning opportunity, (ii) employee wealth creation is determined by sustained multi-year performance, not by a single year, and (iii) our independent directors may exercise judgment in determining payouts.
●	The Company has a strong process for administering its compensation programs, including (i) a Compensation Committee comprised of independent directors and (ii) an independent compensation consultant that provides advice regarding market trends on compensation form, design, and amount.
●	The Company has adopted risk mitigating policies, such as stock ownership guidelines, a clawback policy, and anti-hedging and anti-pledging policies.

In light of the above, the Compensation Committee believes the various elements of our executive compensation programs sufficiently motivate our executives to act in the interests of Magnolia’s sustained long term growth and performance.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report and references in this proxy statement to the independence of the Compensation Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with Magnolia’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2021 Form 10-K.

Submitted by:

Compensation Committee of the Board of Directors

Dan F. Smith, chair
Arcilia C. Acosta
Edward P. Djerejian

EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The following table sets forth information with respect to the compensation of our Named Executive Officers for the years ended December 31, 2019, December 31, 2020, and December 31, 2021:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Stephen I. Chazen	2021	$325,962	—	—	$23,200	$349,162
Chairman, President and Chief	2020	$236,538	—	—	$18,923	$255,462
Executive Officer	2019	$250,000	—	—	$20,000	$270,000

Christopher G. Stavros	2021	$529,208	$2,062,939	$653,700	$23,200	$3,269,047
Executive Vice President and Chief	2020	$511,121	$1,425,915	$319,800	$22,800	$2,279,636
Financial Officer	2019	$511,667	$1,646,129	$291,200	$22,400	$2,471,396

Timothy D. Yang	2021	$460,558	$1,458,430	$568,900	$23,200	$2,511,088
Executive Vice President, General	2020	$445,310	$1,007,942	$278,226	$22,800	$1,754,278
Counsel, Corporate Secretary and Land	2019	$445,150	$1,432,139	$253,400	$22,400	$2,153,089

Steve F. Millican	2021	$340,692	$808,017	$378,000	$23,200	$1,549,909
Senior Vice President, Operations	2020	$298,713	$558,238	$162,864	$22,800	$1,042,615
	2019	$296,767	$795,624	$147,800	$22,400	$1,262,591

(1)	The amounts shown for 2021 reflect the full aggregate grant date fair value of stock-based awards granted during 2021, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and do not reflect the actual value that may be recognized by each Named Executive Officer. On February 18, 2021, the participating Named Executive Officers received the following annual grants: (a) time-based RSUs with a grant date fair value per share of $9.86, which is the closing price of our Class A Common Stock on the grant date, and (b) PRSUs subject to both continued service and performance vesting conditions, with a grant date fair value per share of $9.33, which was determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For assumptions made in the valuation of the awards reported in this column, see also Note 13—Stock Based Compensation to our audited financial statements included in our 2021 Form 10-K. For a further description of these awards, see “Compensation Discussion and Analysis—2021 Compensation Decisions—Long Term Equity-Based Compensation.”
(2)	The amounts shown for 2021 reflect bonus payments made in March 2022 to the participating Named Executive Officers pursuant to our 2021 Bonus Program, which amounts were determined based on Company and individual officer achievements with respect to certain quantitative and qualitative performance objectives. See “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Incentive Program” for more information regarding the 2021 Bonus Program.
(3)	For 2021, “All Other Compensation” includes Company-paid 401(k) plan matching and non-elective contributions.

Grants of Plan-Based Awards for the 2021 Fiscal Year

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the 2021 fiscal year for services performed in 2021. For a further description of these awards, including performance and service vesting conditions, see “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Incentive Program” and “—Long Term Equity-Based Compensation.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Christopher G. Stavros	2/18/2021	$163,425	$653,700	$653,700	—	—	—	—	—
	2/18/2021	—	—	—	—	109,320	109,320	—	$1,019,956
	2/18/2021	—	—	—	—	110,520	110,520	—	$1,031,151
	2/18/2021				—	—	—	1,200	$11,832

Timothy D. Yang	2/18/2021	$142,225	$568,900	$568,900	—	—	—	—	—
	2/18/2021	—	—	—	—	76,924	76,924	—	$717,701
	2/18/2021	—	—	—	—	78,124	78,124	—	$728,897
	2/18/2021				—	—	—	1,200	$11,832

Steve F. Millican	2/18/2021	$94,500	$378,000	$378,000	—	—	—	—	—
	2/18/2021	—	—	—	—	42,068	42,068	—	$392,495
	2/18/2021	—	—	—	—	43,268	43,268	—	$403,690
	2/18/2021				—	—	—	1,200	$11,832

(1)	Reflects possible cash payouts under our 2021 Bonus Program, which is administered pursuant to our Long Term Incentive Plan. There is no “Target” payout level under the 2021 Bonus Program; however, the “Target” level reported in this table reflects each participating Named Executive Officer’s maximum bonus goal percentage multiplied by the officer’s annual salary rate in effect on December 31, 2021 and is also the “Maximum” possible total bonus payment that each Named Executive Officer could receive, referred to as the maximum bonus goal. In other words, payouts under the 2021 Bonus Program can range from 0% up to 100% of a Named Executive Officer’s maximum bonus goal if performance meets or exceeds the maximum possible performance level for all performance metrics. The quantitative performance metric of Free Cash Flow Percentage is weighted 25%, and the full portion of this component is earned if the performance actually attained meets or exceeds the specified performance level. The amount that may be earned by each participating Named Executive Officer if only this specified performance level is attained is reported in the “Threshold” column above. No amount will be paid with respect to this portion of the award if the specified performance level is not achieved. The specified performance objective for the quantitative performance metric of Operating Margin, which constitutes 50% of the award, is a range of performance outcomes. If the lowest specified outcome in the range is not achieved, then no amount will be paid with respect to this portion of the award. If the highest specified outcome in the range is achieved or exceeded, then the maximum amount attributable to that portion of the award will be paid. For actual performance outcomes falling within the range, the Compensation Committee determines the actual payout amount for that portion of the award using linear interpolation. There are no specified target performance levels with respect to the qualitative performance objective portion, which comprises 25% of the award. The amounts actually paid to the Named Executive Officers for 2021 with respect to the 2021 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects the potential number of PRSUs that may be earned with respect to the PRSUs granted to the participating Named Executive Officers in 2021 under our Long Term Incentive Plan, which awards are subject to both continued

service and performance vesting conditions. The participating Named Executive Officers may earn either 0% or 100% of the target award based on whether Magnolia’s stock price achieves a target average stock price for any 20 consecutive trading days during the performance period beginning February 18, 2021 and ending on February 17, 2026. If PRSUs are not earned by the end of the five-year performance period, the PRSUs will be forfeited and no shares of Class A Common Stock will be issued, even if the continued service vesting conditions have been met. For the first row of reported PRSUs for each Named Executive Officer, such PRSUs (if earned) vest in substantially equal one-third installments on the first, second, and third anniversaries of March 1, 2021, which is the vesting commencement date, subject to the Named Executive Officer’s continued service through each applicable vesting date. For the second row of reported PRSUs for each Named Executive Officer, such PRSUs (if earned) vest in full on March 1, 2024, which is the third anniversary of the vesting commencement date, subject to the Named Executive Officer’s continued service through that date. Because a Named Executive Officer may only either earn 0% or 100% of the PRSUs, (a) there is no possible earned amount lower than 100% and no “Threshold” level is therefore reported in this table; and (b) the “Maximum” level reported is based on the highest possible earned amount of 100%, which is the same as the “Target” level for the awards. The participating Named Executive Officers are eligible to receive cash dividend equivalents with respect to outstanding PRSUs they hold that have not been forfeited or settled as of any dividend record date, which are paid at the same time the Company pays the related dividends to its stockholders.
(3)	Reflects the number of RSUs granted to the participating Named Executive Officers in 2021 under our Long Term Incentive Plan, which awards are subject to continued service vesting conditions. These RSUs vest in substantially equal one-third installments on the first, second and third anniversaries of March 1, 2021, which is the vesting commencement date. The participating Named Executive Officers are eligible to receive cash dividend equivalents with respect to outstanding RSUs they hold that have not been forfeited or settled as of any dividend record date, which are paid at the same time the Company pays the related dividends to its stockholders.
(4)	Reflects the full aggregate grant date fair value of stock-based awards granted during 2021, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each Named Executive Officer. For the PRSUs, the grant date fair value per share was $9.33, which is determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For the RSUs, the grant date fair value was based on a per share price of $9.86, which is the closing price of our Class A Common Stock on the grant date. For assumptions made in the valuation of the awards, see also Note 13—Stock Based Compensation to our audited financial statements included in our 2021 Form 10-K.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information about our Named Executive Officers’ outstanding equity awards at December 31, 2021. See also “Potential Payments Upon Termination or a Change of Control” for additional information regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a

Christopher G. Stavros	2/25/2019	114,489 (1)	$2,160,407	—	—
	2/25/2020	70,104 (2)	$1,322,862	157,734 (3)	$2,976,441
	2/18/2021	221,040 (4)	$4,171,025	—	—

Timothy D. Yang	2/25/2019	99,606 (1)	$1,879,565	—	—
	2/25/2020	49,555 (2)	$935,103	111,498 (3)	$2,103,967
	2/18/2021	156,248 (4)	$2,948,400	—	—

Steve F. Millican	2/25/2019	55,337 (1)	$1,044,200	—	—
	2/25/2020	27,446 (2)	$517,906	61,752 (3)	$1,165,260
	2/18/2021	86,536 (4)	$1,632,934	—	—

(1)	Includes the following awards:
a.	RSUs granted to certain Named Executive Officers on February 25, 2019, of which the following amounts remained unvested as of December 31, 2021: (i) 20,817 RSUs for Mr. Stavros, (ii) 18,111 RSUs for Mr. Yang, and (iii) 10,062 RSUs for Mr. Millican. These RSUs vested or vest in three equal installments on March 1, 2020, 2021, and 2022, subject to continued service through the vesting dates.
b.	PSUs granted to certain Named Executive Officers on February 25, 2019, of which the following target award amounts remained unvested as of December 31, 2021: (i) 62,448 PSUs for Mr. Stavros, (ii) 54,330 PSUs for Mr. Yang, and (iii) 30,183 PSUs for Mr. Millican. Under the terms of these PSUs, a Named Executive Officer could earn from 0% to 150% of the target award granted based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2019, and ending on December 31, 2021, with vesting occurring subject to continued employment or service through the date of settlement of the award. On February 16, 2022, the Compensation Committee certified that our performance as of December 31, 2021 placed us in the 95th percentile as compared to the TSR Peer Group, resulting in 150% of the target award being earned as of December 31, 2021, and the number of PSUs reported in the table above reflects that result. These PSUs remained subject solely to continued service vesting conditions following December 31, 2021 and were settled on February 16, 2022.
(2)	Reflects RSUs granted to certain Named Executive Officers on February 25, 2020, which vested or vest in three equal installments on February 25, 2021, 2022, and 2023, subject to continued service through the vesting dates.
(3)	Reflects PSUs granted to certain Named Executive Officers on February 25, 2020. The participating Named Executive Officers may earn from 0% to 150% of the target award granted based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2020, and ending on December 31, 2022, with vesting occurring subject to continued employment or service through the date of settlement of the award. Pursuant to applicable SEC rules, the number of PSUs reported in the table above reflects 150% of the target number of awarded PSUs, which is the next higher performance level (maximum) based on our relative TSR performance for the performance period, assuming such period ended on December 31, 2021. If the performance period for these awards ended on December 31, 2021, our performance would place us in the 56th percentile as compared to the TSR Peer Group, with an absolute TSR of 60.5%. The terms of the PSU awards cap payout at 100%, regardless of performance, if our absolute TSR over the period is negative. The actual number of PSUs earned based on actual performance over the full performance period may be significantly different than the reported amount.
(4)	Includes the following awards:
a.	1,200 RSUs granted to certain Named Executive Officers on February 18, 2021, the full amount of which remained unvested as of December 31, 2021. These RSUs vested or vest in three equal installments on March 1, 2022, 2023, and 2024, subject to continued service through the vesting dates.
b.	PRSUs (subject to ratable vesting) granted to certain Named Executive Officers on February 18, 2021, of which the following target amounts remained unvested as of December 31, 2021: (i) 109,320 PRSUs for Mr. Stavros, (ii) 76,924 PRSUs for Mr. Yang, and (iii) 42,068 PRSUs for Mr. Millican. Under the terms of these PRSUs, a Named Executive Officer could earn either 0% or 100% of the target award based on whether Magnolia’s stock price achieves a target average stock price for any 20 consecutive trading days during the performance period beginning February 18, 2021 and ending on February 17, 2026. The Compensation Committee certified that the stock price performance condition was achieved as of March 17, 2021. The earned PRSUs remained subject solely to continued service vesting conditions as of December 31, 2021 and vested or vest in three equal installments on March 1, 2022, 2023, and 2024, subject to continued service through the vesting dates.
c.	PRSUs (subject to cliff vesting) granted to certain Named Executive Officers on February 18, 2021, of which the following amounts remained unvested as of December 31, 2021: (i) 110,520 PRSUs for Mr. Stavros, (ii) 78,124 PRSUs for Mr. Yang, and (iii) 43,268 PRSUs for Mr. Millican. Under the terms of these PRSUs, a Named Executive Officer could earn either 0% or 100% of the target award based on whether Magnolia’s stock price achieves a target average stock price for any 20 consecutive trading days during the performance period beginning February 18, 2021 and ending on February 17, 2026. The Compensation Committee certified that the stock price performance condition was achieved as of March 17, 2021. The earned PRSUs remained subject solely to continued service vesting conditions as of December 31, 2021 and vest in full on March 1, 2024, subject to continued service through the vesting dates.
(5)	Calculated by multiplying the number of RSUs, PSUs, or PRSUs, as applicable, reported in the preceding column by the closing price of our Class A Common Stock on the NYSE on December 31, 2021, which was $18.87.
(6)	Calculated by multiplying the number of PSUs reported in the preceding column by the closing price of our Class A Common Stock on the NYSE on December 31, 2021, which was $18.87.

Stock Vested in the 2021 Fiscal Year

The following table contains information regarding the vesting during 2021 of RSUs and PSUs previously granted to our Named Executive Officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen I. Chazen	n/a	n/a

Christopher G. Stavros	262,118	$3,543,139

Timothy D. Yang	142,887	$1,949,339

Steve F. Millican	124,617	$2,479,730

(1)	Reflects the gross number of shares acquired upon vesting of RSUs and PSUs during 2021, without reduction for any shares withheld to satisfy applicable tax obligations.
(2)	Represents the value of RSUs and PSUs that vested during 2021, calculated by multiplying (a) the number of RSUs or PSUs that vested, by (b) the closing price of our Class A Common Stock on the applicable vesting date or, if the vesting date is not a NYSE trading day, the next trading day. For Messrs. Yang and Millican, also includes the following cash dividend equivalent payments that were paid to the Named Executive Officer in 2021 at the time of vesting and settlement of the related awards: (i) for Mr. Yang, $4,444, and (ii) for Mr. Millican, $8,067.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation by Named Executive Officers on a basis that is not tax qualified.

Potential Payments Upon Termination or a Change of Control

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all our salaried employees) are provided under the award agreements governing outstanding long term equity-based incentive awards. Please see “Compensation Discussion and Analysis—2021 Compensation Decisions—Long Term Equity Based Compensation” and “—Other Compensation—Severance and Change of Control Benefits” for further discussion regarding these awards.

Restricted Stock Unit Awards

Under the RSU award agreements, in the event a Named Executive Officer’s employment or service is terminated by us without Cause or the Named Executive Officer resigns for Good Reason, in either case, within 12 months following a Change of Control, outstanding RSUs will vest in full and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards upon a Change of Control, the RSUs will vest in full upon the Change of Control and be settled within 60 days.

With respect to RSUs granted in 2021, in the event a Named Executive Officer’s employment or service with the Company is terminated (i) by the Company without Cause, (ii) due to the Named Executive Officer’s resignation for Good Reason, (iii) due to the officer’s death, or (iv) due to the officer’s Disability, in each case, before the third anniversary of the vesting commencement date, then a pro-rata number of RSUs will vest on the Named Executive

Officer’s termination date equal to the product of (a) the number of RSUs scheduled to vest on the anniversary of the vesting commencement date immediately following the termination date, times (b) a fraction, the numerator of which is the number of full months from the vesting commencement date or anniversary thereof immediately preceding the termination date until the termination date (counting the month in which the termination date occurs as a full month), and the denominator of which is 12.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable vesting date of an RSU award, all unvested RSUs are forfeited and cancelled. If a Named Executive Officer is terminated for Cause, all RSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

For RSU awards granted prior to 2021, if a Named Executive Officer holds outstanding RSUs that have not been settled or forfeited on any dividend record date, the Named Executive Officer is credited with an amount equal to the cash dividends the Named Executive Officer would have received if such officer was the holder of record of the shares underlying the RSUs. These dividend equivalents are subject to the same vesting schedule as the RSUs and will be paid to the Named Executive Officer in cash on the date that the RSUs to which they relate are settled.

Performance Share Unit Awards

Under the PSUs granted to the participating Named Executive Officers in 2019 and 2020, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned as of the Change of Control based on actual performance (the “Frozen PSUs”) will remain outstanding and will vest subject to the Named Executive Officer’s continued service through the end of the original performance period; provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Frozen PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Frozen PSUs will vest in full upon the Change of Control and be settled within 60 days.

If the Named Executive Officer’s employment or service is terminated by the Company without Cause or due to his resignation for Good Reason, in each case, following the end of the performance period, but prior to the date of settlement of the PSUs, then the Named Executive Officer will still receive payment with respect to earned PSUs on the date of settlement. In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the settlement date of the PSU award, all unvested and unpaid PSUs are forfeited and cancelled.

If a Named Executive Officer holds outstanding PSUs that have not been settled or forfeited on any dividend record date, the Named Executive Officer is credited with an amount equal to the cash dividends the Named Executive Officer would have received if such officer was the holder of record of the shares underlying the PSUs. These dividend equivalents are subject to the same performance criteria and vesting schedule as the PSUs and will be paid to the Named Executive Officer in cash on the date that the PSUs to which they relate are settled, adjusted as necessary to reflect the number of earned PSUs.

Performance Restricted Stock Awards

Under the PRSUs granted to the participating Named Executive Officers in 2021, the relevant stock price performance condition to earn 100% of the target award was achieved as of March 17, 2021.

Under these awards, upon a Change of Control occurring prior to the satisfaction of all service-based vesting conditions, the PRSUs generally remain subject to the Named Executive Officer’s continued service through the applicable vesting date or dates, except:

●	In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the PRSUs will vest in full upon the Change of Control and be settled within 60 days.

●	If a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, any unvested PRSUs will vest in full upon such termination and be settled within 60 days.

In the event the Named Executive Officer’s employment or service with the Company is terminated (i) by the Company without Cause, (ii) due to the officer’s resignation for Good Reason, (iii) due to the officer’s death, or (iv) due to the officer’s Disability, in each case, prior to the satisfaction of all service-based vesting conditions, then a pro-rata number of PRSUs will become vested as of the termination date equal to (a) the product of (1) the target number of PRSUs times (2) a fraction, the numerator of which is the number of full months from the vesting commencement date to the termination date (counting the month in which the termination date occurs as a full month), and the denominator of which is 36, minus (b) the cumulative number of PRSUs (if any) that have previously vested under the terms of the award, with settlement to occur within 60 days following the termination date.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable dates specified in the PRSU awards, all unvested PRSUs are forfeited and cancelled. If a Named Executive Officer is terminated for Cause, all PRSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

Applicable Definitions

For purposes of the outstanding long term equity-based incentive awards, the following terms are generally defined as set forth below:

“Cause” means (i) the officer’s material breach of the award agreement or any other written agreement between the officer and the Company or an affiliate or the officer’s breach of any applicable Company policy or code of conduct; (ii) the officer’s commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement; (iii) the officer’s commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the officer’s willful failure or refusal, other than due to disability, to perform the officer’s obligations pursuant to the award agreement or to follow any lawful directive from the Company, as determined by the Company, which, if curable, remains uncured for 30 days after written notice is provided to the officer of the obligation to cure such actions or omissions.

“Disability” means a physical or mental impairment of sufficient severity that (i) in the opinion of the Compensation Committee, the Named Executive Officer is unable continue performing assigned duties or the Named Executive Officer’s condition entitles such officer to disability benefits under the Company’s disability program, and (ii) the condition is cited by the Company as the reason for the Named Executive Officer’s termination of employment.

“Good Reason” means the officer’s resignation within 90 days after any of the following events, unless the officer consents to the applicable event: (i) a material decrease in the officer’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the officer’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the officer’s then-current title or position; (iii) relocation of the officer’s principal work location to a location more than 50 miles from the officer’s then-current principal location of employment; or (iv) a material breach by the Company or an affiliate of the award agreement or any other material agreement. In order to trigger Good Reason, the officer must: (1) provide the Company, within 60 days of the officer’s knowledge of the occurrence of the alleged Good Reason event, written notice specifying the applicable facts and circumstances underlying such alleged Good Reason event; and (2) provide the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

“Change of Control” generally means the occurrence of any of the following events: (i) the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person of 50% or more of either the then outstanding shares of stock or the combined voting power of the then outstanding voting securities of the Company; (ii) as a result of or in connection with a contested election of directors, individuals who constitute the Board cease for any reason to constitute at least a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity in which we are not the surviving company; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution. A sale or acquisition of stock by the EnerVest investors does not constitute a Change of Control.

Quantification of Payments

The following table sets forth potential payments or benefits pursuant to the RSU, PSU, and PRSU awards upon certain terminations of employment or a Change of Control for each of the Named Executive Officers (other than Mr. Chazen, who does not hold any outstanding RSUs, PSUs, and PRSUs). For all scenarios reflected in the table, the trigger event is assumed to occur on December 31, 2021, and the amounts for unvested RSUs, PSUs, and PRSUs outstanding as of that date that are accelerated are calculated by multiplying the number of RSUs, PSUs, or PRSUs, as applicable, by $18.87 (the closing price of our Class A Common Stock on the NYSE on December 31, 2021). The actual amounts to be paid out in any scenario can only be determined at the time of a Named Executive Officer’s actual separation from the Company or when a Change of Control actually occurs.

Name	Change of Control (successor assumes awards)	Change of Control (successor does not assume awards)	Termination without Cause or for Good Reason within 12 months following a Change of Control	Termination without Cause, for Good Reason, or due to Death or Disability
Stephen I. Chazen
RSUs	n/a	n/a	n/a	n/a
PSUs	n/a	n/a	n/a	n/a
PRSUs	n/a	n/a	n/a	n/a
Total	$0	$0	$0	$0

Christopher G. Stavros
RSUs (1)	—	$1,745,597	$1,745,597	$6,303
PSUs (2)	—	$3,967,061	$3,967,061	—
PRSUs	—	$4,148,381	$4,148,381	$1,152,334
Total	$0	$9,861,039	$9,861,039	$1,158,637

Timothy D. Yang
RSUs (1)	—	$1,304,915	$1,304,915	$6,303
PSUs (2)	—	$3,093,781	$3,093,781	—
PRSUs	—	$2,925,756	$2,925,756	$812,712
Total	$0	$7,324,451	$7,324,451	$819,015

Steve F. Millican
RSUs (1)	—	$733,421	$733,421	$6,303
PSUs (2)	—	$1,716,099	$1,716,099	—
PRSUs	—	$1,610,290	$1,610,290	$447,313
Total	$0	$4,059,810	$4,059,810	$453,616

(1)	The amounts reported for the change of control-related scenarios include cash dividend equivalent payments, which (for RSUs granted prior to 2021) are subject to the same vesting schedule as the RSUs and payable on the date that the RSUs to which they relate are settled, equal to (a) for Mr. Stavros, $7,274, (b) for Mr. Yang, $5,413, and (c) for Mr. Millican, $3,001.
(2)	The PSU amounts are calculated assuming a number of earned shares equal to (i) 150% of the target number of PSUs, in the case of PSUs granted in 2019, which is based on our actual TSR performance for the performance period, which ended on December 31, 2021, and (iii) 110% of the target number of PSUs, in the case of PSUs granted in 2020, which is based on our TSR performance for the performance period, assuming such period ended on December 31, 2021. The amounts reported for the change of control-related scenarios include cash dividend equivalent payments, which are subject to the same performance criteria and vesting schedule as the PSUs and payable on the date that the PSUs to which they relate are settled, adjusted as necessary to reflect the number of earned PSUs, equal to (a) for Mr. Stavros, $16,747, (b) for Mr. Yang, $13,061, and (c) for Mr. Millican, $7,245.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information:

	Total Compensation for 2021	CEO to Median Employee Pay Ratio
Chairman, President and Chief Executive Officer	$349,162(1)	2.14 to 1
Median Employee	$162,983(2)	(for every $1 earned by the Median Employee, our Chairman, President and Chief Executive Officer earns $2.14)

(1)	With respect to the total compensation of our Chairman, President and Chief Executive Officer, we used the amount reported for 2021 in the “Total” column of our 2021 Summary Compensation Table included in this proxy statement.
(2)	Total compensation for 2021 for our Median Employee was calculated by adding together the following elements of such employee’s compensation for fiscal year 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K: (a) the Median Employee’s salary paid during 2021; (b) the Median Employee’s cash bonus compensation for fiscal year 2021; (c) the grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs and PRSUs granted to the Median Employee during 2021; and (d) the amount of Company-paid contributions made on the Median Employee’s behalf to our 401(k) plan for 2021. No amounts were included with respect to premiums or other amounts paid by us for health and welfare benefits under our non-discriminatory benefit plans.

For purposes of determining the 2021 pay ratio required by Item 402(u) of Regulation S-K, we used a different Median Employee from the Median Employee we selected for 2020 because we concluded that there were changes to our employee population in 2021 that may significantly change our pay ratio disclosure. Specifically, our total employee population consisted of 130 individuals as of December 25, 2020, which was the last pay date of 2020 and was our selected Median Employee identification date for 2020. As of December 31, 2021, which was the last pay date of 2021 and is our selected Median Employee identification date for purposes of this disclosure, our total employee population had increased to 191 employees, including 22 new field employees and 51 new employees at our Houston headquarters, and excluding our Chairman, President and Chief Executive Officer.

To identify the median of the annual total compensation for 2021 of our employees (excluding our Chairman, President and Chief Executive Officer), we did the following:

●	As of our selected Median Employee identification date of December 31, 2021 (the last day of the last pay period of the year), we determined that our employee population (including all full-time, part-time, temporary, and seasonal employees, other than our Chairman, President and Chief Executive Officer) consisted of 191 individuals located in the United States. We did not include any individuals classified by us as independent contractors or leased employees for payroll tax or employment law purposes as of December 31, 2021.
●	We then used the amount of salary and other wages from our payroll records as reported to the Internal Revenue Service in box 5 of Form W-2 for fiscal year 2021, which amount was consistently applied for each of the 191 employees included in the calculation, to rank the compensation of all such employees. Because of the substantial number of newly hired employees for 2021, in making this determination, we elected to annualize the box 5 compensation (other than any one-time payments) of any full-time or part-time employees who did not work the full fiscal year.

The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and the SEC guidance promulgated thereunder.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2021. Our only equity compensation plan is the Long Term Incentive Plan, which was originally approved by our stockholders on July 17, 2018. Stockholders subsequently approved an amendment to the Long Term Incentive Plan at our 2021 Annual Meeting of Stockholders, which increased the number of shares of our Class A Common Stock reserved for issuance thereunder from 11,800,000 to 16,800,000 shares.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by security holders	2,896,880	n/a	12,394,040
Equity compensation plans not approved by security holders	n/a	n/a	n/a
TOTAL	2,896,880	n/a	12,394,040

(1)	Of the 2,896,880 shares of Class A Common Stock shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 1,237,604 were subject to RSUs (including all RSUs held in the non-employee director nonqualified deferred compensation plan as of December 31, 2021), 690,622 were subject to PSUs (measured at 150%, which is the maximum performance level applicable to the PSU awards), and 968,654 were subject to PRSUs (measured at target level).
(2)	We have not granted any options under the Long Term Incentive Plan. RSU, PSU and PRSU awards outstanding as of December 31, 2021 are not subject to exercise and do not have an exercise price.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. Based upon the outcome of our 2019 say-on-pay frequency vote, we will hold an annual advisory say-on-pay vote at our annual stockholder meeting each year until the next say-on-pay frequency vote, which, in accordance with applicable law, will occur no later than our Annual Meeting of Stockholders in 2025.

Advisory Say-on-Pay Vote

We believe Magnolia’s long term success depends in large measure on the talents of our officers and other employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality individuals. We further believe the compensation provided to our Named Executive Officers for 2021 appropriately links executive compensation to performance, aligning the interests of our executive officers and those of our stockholders. We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2021.

We value the feedback provided by our stockholders. We have discussions with many of our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and consider the views of stockholders regarding the design and effectiveness of our executive compensation program.

We ask that you cast your vote to endorse Magnolia’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to Magnolia’s Named Executive Officers, as disclosed in the 2022 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The above say-on-pay vote is being provided pursuant to SEC regulations. While this vote does not bind the Company, the Board, or the Compensation Committee to any particular action, we value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP (“KPMG”), which has been our independent audit firm since February 14, 2017, as our independent registered public accounting firm for the 2022 fiscal year. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote. However, if the stockholders do not ratify the selection of KPMG as our independent registered public accounting firm for the 2022 fiscal year, our Audit Committee intends to reconsider the selection of KPMG as our independent registered public accounting firm going forward. A representative of KPMG is expected to be present at the virtual Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Audit Fees and Services

The following is a summary of fees for professional services provided by our independent registered public accounting firm for the years ended December 31, 2021 and December 31, 2020:

	For the Period from January 1, 2021 to December 31, 2021	For the Period from January 1, 2020 to December 31, 2020
Audit Fees (1)	$1,978,700	$1,209,536
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$1,978,700	$1,209,536

(1)	Audit Fees. Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our year-end consolidated financial statements, for the review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-Related Fees. Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.
(3)	Tax Fees. Tax fees consist of the aggregate fees billed for professional services relating to tax compliance, tax planning, and tax advice.
(4)	All Other Fees. All other fees consist of the aggregate fees billed for all other products and services provided by our independent registered public accounting firm.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for Magnolia by our independent registered accounting firm in 2020 and 2021.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting and broker non-votes will have no effect on the outcome of the vote on this Proposal. Brokers may exercise discretionary authority in the absence of timely instructions from their customers to vote on this Proposal and therefore broker non-votes are not expected to exist for this Proposal.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with our independent registered public accounting firm, KPMG, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to the Board that the audited financial statements be included in our 2021 Form 10-K.

Submitted by:

Audit Committee of the Board of Directors

James R. Larson, chair
Angela M. Busch
Dan F. Smith

OTHER INFORMATION

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2022 Annual Meeting of Stockholders located at the beginning of this proxy statement. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Director Nominees and Other Stockholder Proposals for the 2023 Annual Meeting

If you wish to present a proposal to be considered for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders, you must submit the proposal in writing to our Corporate Secretary at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and we must receive your proposal not later than November 18, 2022 (the 120th day prior to the anniversary of the date we released materials for the 2022 Annual Meeting to stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under our Bylaws, and as SEC regulations permit, you must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Specifically, you must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

For our 2023 Annual Meeting of Stockholders, we must receive such notice no earlier than the close of business on January 3, 2023 and no later than the close of business on February 2, 2023. If circumstances change and we hold the 2023 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2022 Annual Meeting, which we do not currently expect, any notice must be received no earlier than the close of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting of Stockholders was first made. If we hold a special meeting, we must receive the notice no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about the nominee or the proposed business, as applicable, and the stockholder making the nomination or proposal. We will disregard any nomination or proposal that does not comply with these requirements.

Householding

Stockholders residing in the same household who hold their stock through a broker, bank, or other nominee may receive only a single set of proxy materials in accordance with a notice sent earlier by their broker, bank, or other nominee. This practice will continue unless instructions to the contrary are received by us or by your broker, bank, or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to any such stockholder upon receipt of a written or oral request directed to our Corporate Secretary at the address of our principal executive offices set forth above, or by calling (713) 842-9050. If your household is receiving multiple copies of the proxy materials and you hold your stock through a broker, bank, or other nominee, you may also request that only a single set of materials be sent by following the instructions sent by your broker, bank, or other nominee.

VIEW MATERIALS & VOTE w SCAN TO MAGNOLIA OIL & GAS CORPORATION NINE GREENWAY PLAZA, SUITE 1300 HOUSTON, TX 77046 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions up until 10:59 p.m. Central Time on May 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MGY2022 You may attend via the Internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time on May 2, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so it is received no later than May 2, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70371-P68633 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MAGNOLIA OIL & GAS CORPORATION Each proposal below is proposed by Magnolia Oil & Gas Corporation and is not conditioned on the approval of any other proposal. The Board of Directors recommends you vote FOR each of the nominees listed in the following proposal: 1. Election of Directors Nominees: Withhold For ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Stephen I. Chazen The Board of Directors recommends you vote FOR the following proposals: ! ! ! 1b. Arcilia C. Acosta 2. Approval of the advisory, non-binding resolution regarding the compensation of our named executive officers for 2021 ("say-on-pay vote") 1c. Angela M. Busch 3. Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year ! ! ! 1d. Edward P. Djerejian 1e. James R. Larson NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f. Dan F. Smith 1g. John B. Walker Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2021 Annual Report and Form 10-K are available at www.proxyvote.com. D70372-P68633 MAGNOLIA OIL & GAS CORPORATION Annual Meeting of Stockholders May 3, 2022 8:00 a.m. Central Time This proxy is solicited by the Board of Directors The undersigned stockholder of Magnolia Oil & Gas Corporation (herein, the "Company") hereby makes, constitutes, and appoints Christopher G. Stavros and Timothy D. Yang, and each of them, as lawful attorneys-in-fact and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the Company's Class A Common Stock and/or Class B Common Stock that the undersigned is entitled to vote at the Company's 2022 Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on May 3, 2022, via live webcast at www.virtualshareholdermeeting.com/MGY2022, and any adjournment or postponement thereof (the "Annual Meeting"). This proxy card, when properly executed and submitted by mail, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy will be voted, in accordance with the Board of Directors' recommendations, "FOR" the election of all director nominees under Proposal 1, "FOR" Proposal 2 and Proposal 3, and in the discretion of the proxy holders with respect to such other business as may properly come before the Annual Meeting. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney, other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto at the Annual Meeting. Continued and to be marked, dated and signed on reverse side